Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Magellan GP, LLC

General Partner of Magellan Midstream Partners, L.P.

We have audited the accompanying consolidated balance sheets of Magellan Midstream Partners, L.P. as of December 31, 2004 and 2003, and the related consolidated statements of income, cash flows and partners’ capital for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of Magellan Midstream Partners, L.P.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Magellan Midstream Partners, L.P. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Magellan Midstream Partners, L.P.’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 7, 2005, expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Tulsa, Oklahoma

March 7, 2005

(Except for Note 26, as to which the date is April 12, 2005)

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

	Year Ended December 31,
	2002	2003	2004
Transportation and terminals revenues:
Third party	$330,545	$359,726	$416,408
Affiliate	33,195	13,122	—
Product sales revenues:
Third party	45,339	111,522	278,478
Affiliate	25,188	790	—
Affiliate management fee revenues	210	—	488

Total revenues	434,477	485,160	695,374
Costs and expenses:
Operating	152,832	164,612	176,941
Environmental	16,814	14,089	43,989
Environmental reimbursements	(14,500)	(11,818)	(41,398)
Product purchases	63,982	99,907	255,724
Depreciation and amortization	35,096	36,081	41,845
Affiliate general and administrative	43,182	56,846	54,466

Total costs and expenses	297,406	359,717	531,567
Equity earnings	—	—	1,602

Operating profit	137,071	125,443	165,409
Interest expense:
Affiliate interest expense	407	—	—
Other interest expense	22,500	36,597	37,893
Interest income	(1,149)	(2,061)	(2,458)
Debt prepayment premium	—	—	12,666
Write-off of unamortized debt placement costs	—	—	5,002
Debt placement fee amortization	9,950	2,830	3,056
Other income	(2,112)	(92)	(953)

Income before income taxes	107,475	88,169	110,203
Provision for income taxes	8,322	—	—

Net income	$99,153	$88,169	$110,203

Allocation of net income:
Limited partners’ interest	$80,713	$90,191	$101,140
General partner’s interest	4,402	(2,022)	9,063

Portion applicable to partners’ interests	85,115	88,169	110,203
Portion applicable to non-partnership interests for the period before April 11, 2002, as it relates to the operations of the petroleum products pipeline system	14,038	—	—

Net income	$99,153	$88,169	$110,203

Basic net income per limited partner unit	$1.84	$1.66	$1.72

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	43,822	54,390	58,716

Diluted net income per limited partner unit	$1.84	$1.66	$1.72

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	43,936	54,470	58,844

See notes to consolidated financial statements.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2003	2004
ASSETS
Current assets:
Cash and cash equivalents	$111,357	$29,833
Restricted cash	8,223	5,847
Marketable securities	—	87,802
Accounts receivable (less allowance for doubtful accounts of $319 and $556 at December 31, 2003 and 2004, respectively)	19,615	35,631
Other accounts receivable	14,579	20,209
Affiliate accounts receivable	9,324	8,637
Inventory	17,282	43,397
Other current assets	3,941	6,385

Total current assets	184,321	237,741
Property, plant and equipment, at cost	1,371,847	1,956,884
Less: accumulated depreciation	431,298	463,266

Net property, plant and equipment	940,549	1,493,618
Equity investments	—	25,084
Goodwill	22,057	22,007
Other intangibles (less accumulated amortization of $911 and $2,211 at December 31, 2003 and 2004, respectively)	11,417	10,118
Long-term affiliate receivables	13,472	4,599
Long-term receivables	9,077	8,070
Debt placement costs (less accumulated amortization of $2,761 and $4,040 at December 31, 2003 and 2004, respectively)	10,618	10,954
Other noncurrent assets	3,113	5,641

Total assets	$1,194,624	$1,817,832

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$21,200	$20,394
Affiliate accounts payable	257	497
Outstanding checks	6,961	—
Affiliate payroll and benefits	15,077	19,275
Accrued taxes other than income	14,286	16,632
Accrued interest payable	8,196	9,860
Environmental liabilities	12,243	33,160
Deferred revenue	10,868	12,958
Accrued product purchases	11,585	17,313
Accrued product shortages	—	7,507
Current portion of long-term debt	900	15,100
Other current liabilities	5,310	13,308

Total current liabilities	106,883	166,004
Long-term debt	569,100	789,568
Long-term affiliate payable	1,509	6,578
Long-term affiliate pension and benefits	—	4,120
Other deferred liabilities	4,455	34,807
Environmental liabilities	14,528	27,646
Commitments and contingencies
Partners’ capital:
Common unitholders (43,421 units and 57,841 units outstanding at December 31, 2003 and 2004, respectively)	737,715	1,058,913
Subordinated unitholders (11,359 units and 8,520 units outstanding at December 31, 2003 and 2004, respectively)	135,085	101,222
General partner	(373,880)	(369,104)
Accumulated other comprehensive loss	(771)	(1,922)

Total partners’ capital	498,149	789,109

Total liabilities and partners’ capital	$1,194,624	$1,817,832

See notes to consolidated financial statements.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2002	2003	2004
Operating Activities:
Net income	$99,153	$88,169	$110,203
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,096	36,081	41,845
Debt placement fee amortization	9,950	2,830	3,056
Debt prepayment penalty	—	—	12,666
Write-off of unamortized debt placement costs	—	—	5,002
Deferred income taxes	1,641	—	—
Loss/(Gain) on sale and retirement of assets	(2,088)	4,563	5,164
Gain on interest rate hedge	—	—	(953)
Equity earnings	—	—	(1,602)
Distributions from equity investment	—	—	1,550
Changes in operating assets and liabilities (Note 4)	17,281	12,315	59,570

Net cash provided by operating activities	161,033	143,958	236,501
Investing Activities:
Purchases of marketable securities	—	—	(320,205)
Sales of marketable securities	—	—	232,403
Additions to property, plant & equipment	(37,248)	(34,636)	(51,385)
Proceeds from sale of assets	2,706	4,034	1,794
Equity investments	—	—	(25,032)
Acquisitions of businesses	(692,493)	(15,346)	(25,441)
Acquisition of assets	—	—	(524,460)

Net cash used by investing activities	(727,035)	(45,948)	(712,326)
Financing Activities:
Distributions paid	(53,373)	(90,527)	(116,943)
Borrowings under credit facility	8,500	90,000	50,000
Payments on credit facility	(58,000)	(90,000)	(140,000)
Borrowings under short-term notes	700,000	—	300,000
Payments on short-term notes	(700,000)	—	(300,000)
Borrowings under long-term notes	480,000	—	499,182
Payments on long-term notes	—	—	(178,000)
Capital contributions by affiliate	21,293	21,951	14,807
Sales of common units to public (less underwriters’ commissions and payment of formation and offering costs)	279,290	9,477	286,523
Debt placement costs	(19,666)	(2,905)	(8,394)
Payment of debt prepayment premium	—	—	(12,666)
Payments on affiliate note payable	(29,780)	—	—
Net settlement of interest rate hedges	(995)	—	(208)
Other	47	200	—

Net cash provided by (used in) financing activities	627,316	(61,804)	394,301

Change in cash and cash equivalents	61,314	36,206	(81,524)
Cash and cash equivalents at beginning of period	13,837	75,151	111,357

Cash and cash equivalents at end of period	$75,151	$111,357	$29,833

Supplemental non-cash investing and financing transactions:
Contributions by affiliate of long-term debt, deferred income tax liabilities, and other assets and liabilities to Partners’ capital	$198,117	$17,644	$2,396
Purchase of business through the issuance of class B common units	304,388	—	—

See notes to consolidated financial statements.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENT OF PARTNERS’ CAPITAL

(In thousands, except unit amounts)

	Common	Subordinated	Class B Common	General Partner	Accumulated Other Comprehensive Loss	Total Partners’ Capital
Balance, January 1, 2002	$101,148	$121,237	$—	$367,297	$—	$589,682
Comprehensive income:
Net income	40,545	22,734	17,434	18,440	—	99,153
Net loss on cash flow hedge	—	—	—	—	(971)	(971)

Total comprehensive income						98,182
Conversion of minority interest liability to partners’ capital	—	—	—	2,270	—	2,270
Conversion of Magellan Pipeline equity to partnership equity and contribution by affiliate	—	—	—	(789,910)	—	(789,910)
Issuance of class B common units (15.7 million units)	—	—	304,388	—	—	304,388
Issuance of common units to public (16.0 million units)	279,290	—	—	—	—	279,290
Affiliate capital contributions	4,536	1,883	2,597	12,277	—	21,293
Distributions	(25,640)	(14,642)	(10,768)	(2,323)	—	(53,373)
Other	(42)	(18)	—	(5)	—	(65)

Balance, December 31, 2002	399,837	131,194	313,651	(391,954)	(971)	451,757
Comprehensive income:
Net income	46,857	18,838	24,496	(2,022)	—	88,169
Amortization of loss on cash flow hedge	—	—	—	—	200	200

Total comprehensive income						88,369
Issuance of common units to public (0.4 million units)	9,477	—	—	—	—	9,477
Conversion of class B common units to common units (15.7 million units)	317,379	—	(317,379)	—	—	—
Affiliate capital contributions	6,322	2,557	3,364	27,352	—	39,595
Distributions	(41,929)	(17,409)	(24,001)	(7,188)	—	(90,527)
Other	(228)	(95)	(131)	(68)	—	(522)

Balance, December 31, 2003	737,715	135,085	—	(373,880)	(771)	498,149
Comprehensive income:
Net income	86,136	15,004	—	9,063	—	110,203
Amortization of loss on cash flow hedge	—	—	—	—	9	9
Net loss on cash flow hedges	—	—	—	—	(1,160)	(1,160)

Total comprehensive income						109,052
Conversion of subordinated units to common units (2.8 million units)	33,024	(33,024)	—	—	—	—
Issuance of common units to public (11.6 million units)	286,523	—	—	—	—	286,523
Affiliate capital contributions	—	—	—	12,411	—	12,411
Distributions	(84,414)	(15,832)	—	(16,697)	—	(116,943)
Other	(71)	(11)	—	(1)	—	(83)

Balance, December 31, 2004	$1,058,913	$101,222	$—	$(369,104)	$(1,922)	$789,109

See notes to consolidated financial statements.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Basis of Presentation

Unless indicated otherwise, the terms “our”, “we”, “us” and similar language refer to Magellan Midstream Partners, L.P., together with our subsidiaries. We were formed in August 2000, as Williams Energy Partners L.P., a Delaware limited partnership, to own, operate and acquire a diversified portfolio of complementary energy assets. The Williams Companies, Inc. (“Williams”) formed us by contributing entities under its common control. Williams Energy Partners L.P. was renamed Magellan Midstream Partners, L.P. effective September 1, 2003.

Change in Ownership of General Partner

On June 17, 2003, Williams sold its ownership of our common, subordinated and class B common units and all of its membership interests of our general partner, including the incentive distribution rights, to WEG Acquisitions, L.P., a Delaware limited partnership formed by Madison Dearborn Capital Partners IV, L.P. and Carlyle/Riverstone Global Energy and Power Fund II, L.P. WEG Acquisitions, L.P. was renamed Magellan Midstream Holdings, L.P. (“MMH”) effective September 1, 2003. The following agreements were executed in conjunction with this sale.

ATLAS 2000 Agreement

An affiliate of Williams assigned its rights to and interest in the ATLAS 2000 software system and associated hardware to us.

Services Agreement

Prior to June 17, 2003, we had been a party to a services agreement with Williams and its affiliates whereby Williams and its affiliates agreed to perform specified services, including providing necessary employees to operate our assets. On June 17, 2003, Williams exercised its right to terminate this services agreement effective September 15, 2003. During a transition period after June 17, 2003, the employees that managed our operations continued to be employees of Williams and its affiliates and, until the employees were transferred to MMH, provided services to us under a transition services agreement (“TSA”) entered into as a part of the sales transaction between Williams and MMH. Under the provisions of the TSA, Williams provided specified technical, commercial, information system and administrative services to us for a monthly fee. The Williams’ employees assigned to us were transferred to MMH on or before January 1, 2004.

On June 17, 2003, we entered into a new services agreement with MMH pursuant to which MMH agreed to perform specified services, including providing necessary employees to operate our assets after the transition period described above. In return, we agreed to pay MMH for its direct and indirect expenses incurred in providing these services, subject to the limitations on reimbursement of general and administrative (“G&A”) expenses discussed under the New Omnibus Agreement section below. MMH has the right to terminate its obligations under this new services agreement upon 90 days written notice.

New Omnibus Agreement

In conjunction with the sale of Williams’ interests in us, MMH, Williams and certain of Williams’ affiliates entered into a New Omnibus Agreement, to which we are a third-party beneficiary, the terms of which include the items listed below:

•	Williams and certain of its affiliates agreed to indemnify us for covered environmental losses related to assets operated by us at the time of our initial public offering date (February 9, 2001). This indemnification was settled with Williams during 2004. See Note 19—Commitments and Contingencies for a discussion of the indemnification settlement.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	Williams and certain of its affiliates agreed to indemnify us for right-of-way defects or failures in the ammonia pipeline easements for 15 years after February 9, 2001. Williams and certain of its affiliates have also indemnified us for right-of-way defects or failures associated with the marine terminals at Galena Park and Corpus Christi, Texas and Marrero, Louisiana for 15 years after February 9, 2001.

•	MMH will reimburse us for G&A expenses subject to certain limitations. See Note 12—Related Party Transactions for a discussion of the G&A expense limitations and the reimbursement amounts by MMH.

Other Matters

•	As part of its negotiations with Williams, MMH assumed Williams’ obligations to us for $21.9 million of environmental indemnification liabilities.

•	Upon the closing of the transaction, MMH, as the sole member of our general partner, entered into the Second Amendment to Limited Liability Company Agreement of the General Partner, which, among other matters, provided for the single-member status of our general partner as of June 17, 2003. Also, upon the closing of the transaction, the Board of Directors of our general partner and MMH adopted the Third Amendment to Limited Liability Company Agreement of the General Partner, which, among other provisions, requires our general partner to obtain the prior approval of MMH before taking certain actions that would have or would reasonably be expected to have a direct or indirect material affect on MMH’s membership interest in our general partner. Examples of the types of matters discussed in the previous sentence are: (i) commencement of any action relating to bankruptcy or bankruptcy-related matters by us, (ii) mergers, consolidations, recapitalization or similar transactions involving us, (iii) the sale, exchange or other transfer of assets not in the ordinary course of business of a substantial portion of our assets, (iv) our dissolution or liquidation, (v) material amendments of our partnership agreement and (vi) a material change in the amount of the quarterly distribution paid on our common units or the payment of a material extraordinary distribution.

•	Upon closing of the transaction, Williams made certain indemnifications to us, some of which were settled during 2004. See Note 19—Commitments and Contingencies for a discussion of the indemnification settlement.

MMH assumed sponsorship of the Magellan Pension Plan for PACE Employees (“Union Pension Plan”), previously named the Williams Pipe Line Company Pension Plan for Hourly Employees, upon transfer of the union employees from Williams to MMH on January 1, 2004. We are required to reimburse MMH for its obligations associated with the post-retirement medical and life benefits for qualifying individuals assigned to our operations.

Operating Segments

We own a petroleum products pipeline system, petroleum products terminals and an ammonia pipeline system.

Petroleum Products Pipeline System

Our petroleum products pipeline system includes 8,500 miles of pipeline and 43 terminals that provide transportation, storage and distribution services. We acquired approximately 2,000 miles of our pipeline system from Shell Pipeline Company LP and Equilon Enterprises LLC doing business as Shell Oil Products US (collectively “Shell”) during 2004. See Note 6—Acquisitions for a discussion of our acquisition of these assets.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our petroleum products pipeline system covers a 13-state area extending from Texas through the Midwest to Colorado, Illinois, Minnesota and North Dakota. The products transported on our pipeline system are primarily gasoline, diesel fuels, LPGs and aviation fuels. Product originates on the system from direct connections to refineries and interconnects with other interstate pipelines for transportation and ultimate distribution to retail gasoline stations, truck stops, railroads, airlines and other end-users. We also acquired an ownership interest in Osage Pipeline Company, LLC (“Osage Pipeline”) during 2004. This system includes the 135-mile Osage pipeline, which transports crude oil from Cushing, Oklahoma to El Dorado, Kansas and has connections to National Cooperative Refining Association’s (“NCRA”) refinery in McPherson, Kansas and the Frontier refinery in El Dorado, Kansas. The petroleum products management operation we acquired during July 2003 is also included in the petroleum products pipeline system segment.

Petroleum Products Terminals

Most of our petroleum products terminals are strategically located along or near third-party pipelines or petroleum refineries. The petroleum products terminals provide a variety of services such as distribution, storage, blending, inventory management and additive injection to a diverse customer group including governmental customers and end-users in the downstream refining, retail, commercial trading, industrial and petrochemical industries. Products stored in and distributed through the petroleum products terminal network include refined petroleum products, blendstocks and heavy oils and feedstocks. The terminal network consists of marine terminals and inland terminals. In October 2004, we acquired certain pipeline and terminalling assets from Shell (see Note 6—Acquisitions). Part of that transaction included a terminal in East Houston, Texas, which is included in our petroleum products terminals segment, increasing the number of marine terminals we operate from five to six. Five of our marine terminal facilities are located along the Gulf Coast and one marine terminal facility is located in Connecticut near the New York harbor. As of December 31, 2004, we owned 29 inland terminals located primarily in the southeastern United States.

Ammonia Pipeline System

The ammonia pipeline system consists of an ammonia pipeline and six company-owned terminals. Shipments on the pipeline primarily originate from ammonia production plants located in Borger, Texas and Enid and Verdigris, Oklahoma for transport to terminals throughout the Midwest. The ammonia transported through the system is used primarily as nitrogen fertilizer.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the petroleum products pipeline system, the petroleum products terminals and the ammonia pipeline system. We own varying undivided ownership interests in some of our petroleum products terminals. From inception, ownership of these terminals has been structured as an ownership of an undivided interest in assets, not as an ownership interest in a partnership, limited liability company, joint venture or other form of entity. Each owner controls marketing and invoicing separately, and each owner is responsible for any loss, damage or injury that may occur to their own customers. As a result, we apply proportionate consolidation for our interests in these assets.

Reclassifications

Certain previously reported balances have been classified differently to conform with current year presentation. Net income was not affected by these reclassifications.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of Estimates

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities that exist at the date of our consolidated financial statements, as well as the reported amounts of revenue and expense during the reporting periods. Actual results could differ from those estimates.

Regulatory Reporting

Our petroleum products pipelines are subject to regulation by the Federal Energy Regulatory Commission (“FERC”), which prescribes certain accounting principles and practices for the annual Form 6 Report filed with the FERC that differ from those used in these financial statements. Such differences relate primarily to capitalization of interest, accounting for gains and losses on disposal of property, plant and equipment and other adjustments. We follow generally accepted accounting principles (“GAAP”) where such differences of accounting principles exist.

Cash Equivalents

Cash and cash equivalents include demand and time deposits and other highly marketable securities with original maturities of three months or less when acquired.

Marketable Securities

Marketable securities consist of highly liquid debt securities with a maturity of greater than three months when purchased. Investments are classified in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. Our marketable securities are classified as “available-for-sale” and are reported at fair value with related unrealized gains and losses in the value of such securities recorded as a component of partners’ capital until realized. There were no unrealized gains or losses on our marketable securities at December 31, 2004.

At December 31, 2004, marketable securities, determined on a specific identification method, were $87.8 million, which consisted of $55.6 million of auction-rate preferred securities and $32.2 million of asset-backed notes. Interest rates on these AAA-rated securities are set in auction every 7 to 28 days, limiting our exposure to interest rate risk. These securities had various ultimate maturities, most of which were greater than 10 years.

Inventory Valuation

Inventory is comprised primarily of refined petroleum products, natural gas liquids and additives, which are stated at the lower of average cost or market.

Trade Receivables and Allowance for Doubtful Accounts

Trade receivables represent valid claims against non-affiliated customers and are recognized when products are sold or services are rendered. We extend credit terms to certain customers based on historical dealings and to other customers after a review of various credit indicators, including the customers’ credit rating. An allowance for doubtful accounts is established for all or any portion of an account where collections are considered to be at risk and reserves are evaluated no less than quarterly to determine their adequacy. Judgments relative to at-risk accounts include the customers’ current financial condition, the customers’ historical relationship with us and current and projected economic conditions. Trade receivables are written off when the account is deemed uncollectible.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property, Plant and Equipment

Property, plant and equipment consist primarily of pipeline, pipeline-related equipment, storage tanks and terminal facility equipment and are stated at cost or, upon acquisition of a business, at the fair value of the assets acquired.

At the time of our initial public offering in February 2001, we owned the petroleum products terminals and an ammonia pipeline system. On April 11, 2002, we acquired all of the membership interests of Magellan Pipeline Company, L.P. (“Magellan Pipeline”), formerly Williams Pipe Line Company, LLC for approximately $1.0 billion. Because Magellan Pipeline was an affiliate of ours at the time of the acquisition, the transaction was between entities under common control and, as such, was accounted for similarly to a pooling of interests. Accordingly, our consolidated financial statements and notes reflect the combined historical results of operations, financial position and cash flows of the petroleum products terminals, ammonia pipeline system and Magellan Pipeline throughout the periods presented. Magellan Pipeline’s operations are included under the caption “Petroleum Products Pipeline System” in Note 18—Segment Disclosures.

Assets are depreciated individually on a straight-line basis over their useful lives. We assign these lives based on reasonable estimates when the asset is placed into service. Subsequent events could cause us to change our estimates, which would impact the future calculation of depreciation expense. The depreciation rates for most of our pipeline assets are approved and regulated by the FERC. Assets with the same useful lives and similar characteristics are depreciated using the same rate. The individual components of certain assets, such as tanks, are grouped together into a composite asset. Those assets are depreciated using a composite rate. The range of depreciable lives by asset category is detailed in Note 8—Property, Plant and Equipment.

The cost of property, plant and equipment sold or retired and the related accumulated depreciation is removed from the accounts and any associated gains or losses are recorded in the income statement in the period of sale or disposition.

Expenditures to replace existing assets are capitalized and the replaced assets are removed from the accounts. Expenditures associated with existing assets are capitalized when they improve the productivity or increase the useful life of the asset. Expenditures for maintenance, repairs and minor replacements are charged to operating expense in the period incurred. We capitalize direct costs such as labor and materials as incurred. Indirect project costs, such as overhead, are capitalized based on a percentage of direct labor charged to the respective capital project. We capitalize interest for capital projects with expenditures over $0.5 million that require three months or longer to complete.

Goodwill and Other Intangible Assets

We have adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” In accordance with this Statement, beginning on January 1, 2002, goodwill, which represents the excess of cost over fair value of assets of businesses acquired, is no longer amortized but is evaluated periodically for impairment. Goodwill at December 31, 2003 and 2004 was $22.1 million and $22.0 million, respectively. The decrease in goodwill is related to a contingent purchase price adjustment associated with a terminal acquired in 2001. The determination of whether goodwill is impaired is based on management’s estimate of the fair value of our reporting units as compared to their carrying values. Critical assumptions used in our estimates included: (i) time horizon of 20 years, (ii) revenue growth of 2.5% per year and expense growth of 3.0% per year, except for depreciation expense growth of 1% per year, (iii) weighted-average cost of capital of 9.0% based on assumed cost of debt of 6%, assumed cost of equity of 12.0% and a 50%/50% debt-to-equity ratio, and (iv) 8 times EBITDA multiple for terminal value. We selected October 1 as our impairment measurement test date and have determined that our goodwill was not impaired as of October 1, 2002, 2003 or 2004. If an impairment were to occur, the amount of the impairment recognized would be determined by subtracting the implied fair value of the reporting unit goodwill from the carrying amount of the goodwill.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other intangible assets are amortized on a straight-line basis over their estimated useful lives of 5 years up to 25 years. Amortization of other intangible assets was $0.2 million, $0.8 million and $1.3 million during 2002, 2003 and 2004, respectively.

Judgments and assumptions are inherent in management’s estimates used to determine the fair value of our operating segments. The use of alternate judgments and assumptions could result in the recognition of different levels of impairment charges in the financial statements.

Prior to 2002, goodwill was amortized on a straight-line basis over a period of 30 years for those assets acquired prior to July 1, 2001. Based on the amount of goodwill recorded as of December 31, 2001, application of the non-amortization provision of SFAS No. 142 resulted in a decrease to amortization expense in 2002 of approximately $0.8 million.

Impairment of Long-Lived Assets

In January 2002, we adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with this Statement, we evaluate our long-lived assets of identifiable business activities, other than those held for sale, for impairment when events or changes in circumstances indicate, in management’s judgment, that the carrying value of such assets may not be recoverable. The determination of whether impairment has occurred is based on management’s estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets. If an impairment were to occur, the amount of the impairment recognized would be calculated as the excess of the carrying amount of the asset over the fair value of the assets, as determined either through reference to similar asset sales or by estimating the fair value using a discounted cash flow approach.

Long-lived assets to be disposed of through sales of assets that meet specific criteria are classified as “held for sale” and are recorded at the lower of their carrying value or the estimated fair value less the cost to sell. Until the assets are disposed of, an estimate of the fair value is re-determined when related events or circumstances change.

Judgments and assumptions are inherent in management’s estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset’s fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and assumptions could result in the recognition of different levels of impairment charges in the financial statements. We recorded no impairments relative to our long-lived assets during 2002, 2003 or 2004.

Lease Financings

Direct financing leases are accounted for such that the minimum lease payments plus the unguaranteed residual value accruing to the benefit of the lessor is recorded as the gross investment in the lease. The cost or carrying amount of the leased property is recorded as unearned income. The net investment in the lease is the difference between the gross investment and the associated unearned income.

Debt Placement Costs

Costs incurred for debt borrowings are capitalized as paid and amortized over the life of the associated debt instrument using the effective interest method. When debt is retired before its scheduled maturity date, we write-off any remaining placement costs associated with that debt.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Capitalization of Interest

Interest on borrowed funds is capitalized on projects during construction based on the approximate average interest rate of our debt. We capitalize interest on all construction projects requiring three months or longer to complete with total costs exceeding $0.5 million. Capitalized interest for the years ended December 31, 2002, 2003 and 2004 was $0.2 million, $0.1 million, and $0.4 million, respectively.

Pension and Post-Retirement Medical and Life Benefit Obligations

At December 31, 2003, we recognized affiliate pension and post-retirement medical and life obligations associated with Williams’ personnel who were assigned to our operations and became employees of MMH on or before January 1, 2004. Beginning January 1, 2004, MMH has maintained defined benefit plans and a defined contribution plan, which provide retirement benefits to substantially all of its employees (See Note 11—Employee Benefit Plans). The pension and post-retirement medical and life liabilities represent the funded status of the present value of benefit obligations net of unrecognized prior service costs/credits and unrecognized actuarial gains/losses.

Paid-Time Off Benefits

Affiliate liabilities for paid-time off benefits are recognized for all employees performing services for us when earned by those employees. We recognized paid-time off liabilities to our general partner of $5.5 million and $6.2 million at December 31, 2003 and 2004, respectively. These balances represent the remaining vested paid-time off benefits of employees who support us. Affiliate liabilities for paid-time off are reflected in the accrued affiliate payroll and benefits balances of the consolidated balance sheets.

Derivative Financial Instruments

We account for hedging activities in accordance with SFAS No. 133, “Accounting for Financial Instruments and Hedging Activities”, SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. These statements establish accounting and reporting standards requiring that derivative instruments be recorded on the balance sheet at fair value as either assets or liabilities.

For those instruments that qualify for hedge accounting, the accounting treatment depends on each instrument’s intended use and how it is designated. Derivative financial instruments qualifying for hedge accounting treatment can generally be divided into two categories: (1) cash flow hedges and (2) fair value hedges. Cash flow hedges are executed to hedge the variability in cash flows related to a forecasted transaction. Fair value hedges are executed to hedge the value of a recognized asset or liability. At inception of a hedged transaction, we document the relationship between the hedging instrument and the hedged item, the risk management objectives and the methods used for assessing and testing correlation and hedge effectiveness. We also assess, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in our hedging transactions are highly effective in offsetting changes in cash flows or fair value of the hedge item. Furthermore, we assess the creditworthiness of the counterparties to manage against the risk of default. If we determine that a derivative, originally designed as a cash flow or fair value hedge, is no longer highly effective as a hedge, we discontinue hedge accounting prospectively by including changes in the fair value of the derivative in current earnings.

Derivatives that qualify for and for which we designate as normal purchases and sales are exempted from the fair value accounting requirements of SFAS No.’s 133, 138 and 149 and are accounted for using traditional accrual accounting. As of December 31, 2004, we had commitments under future contracts for product purchases that will be accounted for as normal purchases totaling approximately $66.6 million.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We generally report gains, losses and any ineffectiveness from interest rate derivatives in our results of operations separately. We recognize the effective portion of hedges against changes in interest rates as adjustments to other comprehensive income. We record the non-current portion of unrealized gains or losses associated with fair value hedges on long-term debt as adjustments to long-term debt on the balance sheet with the current portion recorded as adjustments to interest expense.

Revenue Recognition

Petroleum pipeline and ammonia transportation revenues are recognized when shipments are complete. Injection service fees associated with customer proprietary additives are recognized upon injection to the customer’s product, which occurs at the time the product is delivered. Leased tank storage, pipeline capacity leases, terminalling, throughput, ethanol loading and unloading services, laboratory testing and data services, pipeline operating fees and other miscellaneous service-related revenues are recognized upon completion of contract services. Product sales are recognized upon delivery of the product to our customers.

Buy / Sell Arrangements

To help manage the supply of inventory and provide specific quantities and grades of products at various locations on our systems, we engage in certain buy / sell arrangements. We are the primary obligor on these transactions and we assume credit risk and risk of ownership for the associated products. Accordingly, under Emerging Issues Task Force (“EITF”) Issue No. 99-19, “Recording Revenue Gross as a Principle Versus Net as an Agent” we have included the gross amounts of these transactions in our consolidated statements of income. Amounts associated with these buy / sell arrangements included in product sales revenues and in product purchases on our 2004 consolidated financial statement were $23.1 million. The EITF is considering related matters which may require us to account for these transactions differently in the future. Had these transactions been reported net, our product sales and product purchases in 2004 would have been reduced by $23.1 million.

G&A Expenses

Prior to MMH’s acquisition of Williams’ interests in us on June 17, 2003, we recorded G&A expenses up to the amount of the G&A expense limitation as agreed to between us, our general partner and Williams and its affiliates. Under the new organization structure put in place after June 17, 2003, we could clearly identify all G&A costs required to support our operations and have recognized these costs as G&A expense in our income statement. Since June 17, 2003, the amount of G&A expense above the expense limitation, as defined in the New Omnibus Agreement, has been recognized as a capital contribution by our general partner and the associated expense is specifically allocated to our general partner.

Legal Costs

We are subject to litigation, regulatory proceedings and other legal matters as the result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from orders, judgments or settlements. To the extent that actual outcomes differ from our estimates or additional facts and circumstances cause us to revise our estimates, our earnings will be affected. When we identify specific litigation that is expected to continue for a period of time and is expected to require substantial expenditures, we identify a range of possible costs, including outside legal costs, to litigate the matter to a conclusion or reach an acceptable settlement. If no amount within this range is a better estimate than any other amount, we record a liability equal to the low end of the range. We revise our contingent litigation and other legal liabilities on at least a quarterly basis.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unit-Based Incentive Compensation Awards

Our general partner has issued incentive awards of phantom units representing limited partner interests in us to certain employees of MMH who support us. These awards are accounted for using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”. Since the grant price of the incentive unit awards made by our general partner is less than the market price of the underlying units, we recognize compensation expense associated with these awards. Compensation cost is recognized over the vesting period of the awards based on either the current market value of our common units at each period end or the market price of the common units at the measurement date, whichever is appropriate. The measurement date for determining compensation costs in our award plan is the first date on which we know both: (1) the number of units that an employee is entitled to receive and (2) the purchase price.

Certain unit awards include performance and other provisions, which can result in payouts to the recipients of from zero up to double the amount of the award. Additionally, certain awards are also subject to personal and other performance components which could increase or decrease the number of units to be paid out by as much as 40%. Judgments and assumptions of the final award payouts are inherent in the accruals we record for unit-based incentive compensation costs. The use of alternate judgments and assumptions could result in the recognition of different levels of unit-based incentive compensation costs in our financial statements.

Environmental

Environmental expenditures that relate to current or future revenues are expensed or capitalized based upon the nature of the expenditures. Expenditures that relate to an existing condition caused by past operations that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments are probable and the costs can be reasonably estimated. Environmental liabilities are recorded independently of any potential claim for recovery. Accruals related to environmental matters are generally determined based on site-specific plans for remediation, taking into account currently available facts, existing technologies and presently enacted laws and regulations. Accruals for environmental matters consider our prior remediation experience and include an estimate for costs such as fees paid to contractors and outside engineering, consulting and law firms. Furthermore, costs include compensation and benefit expense of internal employees directly involved in remediation efforts. We maintain selective insurance coverage, which may cover all or portions of certain environmental expenditures. Receivables are recognized in cases where the realization of reimbursements of remediation costs is considered probable.

We have determined that certain costs are covered by the indemnity settlement with Williams (see Note 19—Commitments and Contingencies). We make judgments on what is covered by the settlement and specifically allocate these costs to our general partner. As part of our indemnification settlement with Williams, we are receiving capital contributions from our general partner to cover these costs.

The determination of the accrual amounts recorded for environmental liabilities include significant judgments and assumptions made by management. The use of alternate judgments and assumptions could result in the recognition of different levels of environmental remediation costs in our financial statements.

Income Taxes

We are not a taxable entity for federal and state income tax purposes. Accordingly, for the petroleum products terminals and ammonia pipeline system operations, no recognition has been given to income taxes for financial reporting purposes subsequent to our initial public offering. Prior to our acquisition of Magellan Pipeline, its results were included in Williams’ consolidated federal income tax return. Deferred income taxes were computed using the liability method and were provided on all temporary differences between the financial basis and the tax basis of Magellan Pipeline’s assets and liabilities. Magellan Pipeline’s federal provision was

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

computed at existing statutory rates as though a separate federal tax return were filed. Magellan Pipeline paid its tax liability to Williams pursuant to its tax sharing arrangement with Williams. No recognition has been given to income taxes associated with Magellan Pipeline for financial reporting purposes for periods subsequent to our acquisition of it in April 2002.

The tax on our net income is borne by the individual partners through the allocation of taxable income. Net income for financial statement purposes may differ significantly from taxable income of unitholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under our partnership agreement. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax attributes in us is not available to us.

Allocation of Net Income

Net income is allocated to our general partner and limited partners based on their respective proportional cash distributions declared and paid following the close of each quarter (see Note 22—Distributions). Our general partner is also directly charged with specific costs that it has individually assumed and for which the limited partners are not responsible (see Note 5—Allocation of Net Income).

Earnings Per Unit

Basic earnings per unit are based on the average number of common, class B common and subordinated units outstanding. Diluted earnings per unit include any dilutive effect of phantom unit grants. Limited partners’ earnings are determined after the net income allocation to our general partner consistent with its distribution under the incentive distribution rights declared for each period presented as prescribed by our partnership agreement.

Comprehensive Income

We account for comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income”. Our comprehensive income is determined based on net income adjusted for changes in other comprehensive income (loss) from our derivative hedging transactions and related amortization of realized gains/losses. SFAS No. 130 requires us to report total comprehensive income, which we have included with our consolidated statement of partners’ capital.

Recent Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued a revision to SFAS No. 123, “Share-Based Payment”, referred to as “SFAS No. 123R”. This Statement establishes accounting standards for transactions in which an entity exchanges its equity instruments for goods or services. This revision requires that all equity-based compensation awards to employees be recognized in the income statement based on their fair values, eliminating the alternative to use APB No. 25’s intrinsic value method. The Standard is effective as of the beginning of the first interim period that begins after June 15, 2005. This Statement applies to all awards granted after the required effective date but is not to be applied to awards granted in periods before the required effective date except to the extent that awards from prior periods are modified, repurchased or cancelled after the required effective date. We intend to adopt the Statement on July 1, 2005, using the modified prospective application method. Under the modified prospective method, we will be required to account for all of our equity-based incentive awards granted prior to June 30, 2005 using the fair value method as defined in SFAS No. 123 instead of our current methodology of using the intrinsic value method as defined in APB No. 25. Our existing equity-based awards are stock appreciation rights, as defined in FASB Interpretation (“FIN”) No. 28. As such, we

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recognize compensation expense under APB No. 25/FIN No. 28 in much the same manner as that required under SFAS No. 123. Consequently, the initial adoption and application of SFAS No. 123R will not have a material impact on our financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an Amendment of APB No. 29”. The guidance in APB No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance, however, included certain exceptions to that principle. This Statement amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The initial adoption and application of SFAS No. 153 will not have a material impact on our financial position, results of operations or cash flows.

In May 2004, the FASB issued FASB Staff Position (“FSP”) No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Prescription Drug Act”)”. FSP No. 106-2 superseded FSP No. 106-1, issued in January 2004. FSP No. 106-2 provides accounting guidance for employers that sponsor post-retirement health care plans who provide prescription drug benefits and receive the subsidy available under the Prescription Drug Act. FSP No. 106-2 also provides disclosure requirements about the effects of the subsidy for companies that offer prescription drug benefits. FAS No. 106-2 was effective on July 1, 2004 and did not have a material impact on our financial position, results of operations or cash flows during 2004.

In December 2003, the FASB issued a revision to SFAS No. 132, “Employers’ Disclosures about Pensions and Other Post-Retirement Benefits”. This revision requires that companies provide more details about their plan assets, benefit obligations, cash flows, benefit costs and other relevant information. A description of investment policies and strategies and target allocation percentages, or target ranges, for these asset categories also are required in financial statements. Cash flows will include projections of future benefit payments and an estimate of contributions to be made in the next year to fund pension and other post-retirement benefit plans. In addition to expanded annual disclosures, the FASB is requiring companies to report the various elements of pension and other post-retirement benefit costs on a quarterly basis. The additional disclosure requirements of this Statement were effective for quarters beginning after December 15, 2003 and for fiscal years ending after December 15, 2003.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Statement was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It required that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement had no impact on our financial position, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, all provisions of this Statement must be applied prospectively. This Statement amended and clarified financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The application of this Statement did not have a material impact on our financial position, results of operations or cash flows upon its initial adoption.

In April 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” The interpretation included a new consolidation model, the variable interest model, which determines control and consolidation based on potential variability in gains and losses of the entity being evaluated for consolidation. FIN No. 46 requires that all entities, with limited exceptions, be evaluated to determine whether or not they are variable interest entities (“VIEs”). All VIEs then are evaluated for consolidation based on their variable interests. The party with the majority of the variability in gains and losses of the VIE is the VIE’s primary beneficiary and is required to consolidate the VIE. The interpretation’s provisions were effective for enterprises with variable interests in VIE’s created after January 31, 2003. The application of FIN No. 46 had no impact on our financial position, results of operations or cash flows.

3. Debt and Equity Offerings

In April 2002, we acquired all of the membership interests of Magellan Pipeline from Williams for $1.0 billion. The following debt and equity transactions were completed to help finance that transaction:

•	On April 11, 2002, we issued 15,661,848 class B common units representing limited partner interests to an affiliate of Williams. The securities were valued at $304.4 million and along with $6.2 million of additional general partner equity interests, were issued as partial payment for the acquisition of Magellan Pipeline. In December 2003, these class B common units were converted to an equivalent number of common units;

•	Also, on April 11, 2002, we borrowed $700.0 million from a group of financial institutions and incurred debt placement costs of $7.1 million. In October 2002, we negotiated an extension of the maturity of this note and incurred additional debt placement costs of $2.1 million;

•	In May 2002, we issued 16.0 million common units representing limited partner interests in us at a price of $18.58 per unit for total proceeds of $297.2 million. Associated with this offering, Williams contributed $6.1 million to us to maintain its 2% general partner interest. A portion of the total proceeds was used to pay underwriting discounts and commissions of $12.6 million. Legal, professional fees and costs associated with this offering were approximately $1.7 million. The remaining cash proceeds of $289.0 million were used to partially repay the $700.0 million short-term note we used to help finance the Magellan Pipeline acquisition. Further, during September 2002, we paid $3.6 million for additional transactions costs associated with this offering;

•	In November 2002, we borrowed $420.0 million under the Magellan Pipeline Notes and incurred $9.0 million of associated placement costs. The net proceeds of $411.0 million were used to repay the remaining balance of the $700.0 million short-term note we used to help finance the Magellan Pipeline acquisition; and

•	In December 2002, we borrowed $60.0 million under the Magellan Pipeline Notes and incurred $1.5 million of associated placement costs. $58.0 million of the proceeds were used to repay the acquisition sub-facility we had in place at the time with the remainder of the proceeds used for general partnership purposes. At December 31, 2002, Williams’ ownership interest in us was 55%, including its 2% general partner interest. Further, we incurred $0.3 million of additional debt placement fees in January 2003 associated with the Magellan Pipeline Notes issued in November and December 2002.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In June 2003, Williams sold its ownership interests in us to MMH. In August 2003, we entered into a new credit facility and the $90.0 million we borrowed under that facility was used to repay the $90.0 million outstanding on the term loan and revolving credit facility in place at that time. We incurred debt placement fees of $2.6 million associated with this transaction.

In December 2003, we issued 0.4 million common units representing limited partner interests in us at a price of $25.00 per unit for total proceeds of $10.0 million. Associated with this offering our general partner contributed $0.2 million to us to maintain its 2% general partner interest. Of the proceeds received, $0.4 million was used to pay underwriting discounts and commissions. Legal, professional and other costs directly associated with this offering were approximately $0.1 million. The remaining cash proceeds of $9.7 million were used for general partnership purposes. Also in December 2003, MMH sold 8.6 million common units representing limited partner interests in us. We did not receive any of the proceeds from MMH’s sale of these units. Following this sale and our December 2003 equity issuance of 0.4 million units, MMH’s ownership interest in us was reduced from 55% to 39%.

In January 2004, the underwriters exercised their over-allotment option associated with the December 2003 equity offering and MMH sold an additional 1.4 million common units, which reduced their ownership interests in us from 39% to 36%. We did not receive any of the proceeds from MMH’s sale of these units.

During May 2004, we executed a refinancing plan to improve our credit profile and increase our financial flexibility by removing all of the secured debt from our capital structure. This refinancing plan included the issuance of $250.0 million of senior notes, establishment of a new revolving credit facility and the offering of 2.0 million common units representing limited partner interests in us. Both the senior notes and common units were issued on May 25, 2004. Associated with this offering, MMH sold approximately 4.8 million common units representing limited partner interests in us. We received none of the proceeds from MMH’s sale. MMH’s sale of these common units, combined with our equity offering, reduced MMH’s ownership interest in us from 36% to 27%.

Total proceeds from our 2.0 million common unit equity offering at a price of $23.80 per unit were $47.6 million. Associated with this offering, our general partner contributed $1.0 million to us to maintain its 2% general partner interest. Of the proceeds received, $2.0 million was used to pay underwriting discounts and commissions. Legal, professional and other costs associated with the equity offering were approximately $0.2 million. Total proceeds from the note issuance were $249.5 million. Of the proceeds received, $1.8 million was used to pay underwriting discounts and commissions and $0.8 million was used to pay legal, professional and other fees. We used the net proceeds from the May 2004 offerings of $293.3 million as follows:

•	repaid all of the outstanding $178.0 million principal amount of Series A senior notes (see Note 15—Debt for a description of these notes) issued by Magellan Pipeline;

•	paid $12.7 million of prepayment premiums associated with the early repayment of the Magellan Pipeline Series A senior notes;

•	repaid the $90.0 million outstanding principal balance of our then outstanding term loan;

•	paid $1.9 million to Magellan Pipeline’s Series B noteholders (see Note 15—Debt for a description of these notes) to release the collateral held by them and $0.8 million of associated legal costs;

•	paid $0.9 million of legal and professional fees associated with establishing a new unsecured revolving credit facility (see Note 15—Debt for a description of this facility); and

•	partially replenished the cash used to fund acquisitions completed in 2003 and early 2004.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In conjunction with the repayment of the Magellan Pipeline Series A senior notes and our term loan in May 2004, we recognized $5.0 million of expense associated with the write-off of unamortized debt placement costs.

On October 1, 2004, we completed an acquisition of assets from Shell (see Note 6—Acquisitions). The debt and equity offerings discussed below were completed as part of the financing requirements associated with that acquisition:

•	During August 2004, in anticipation of the acquisition of assets from Shell, we issued and sold 3.6 million common units representing limited partner interests in us. Total proceeds from the sale, at a price of $24.89 per unit, were $89.6 million. Associated with this offering, our general partner made a $1.8 million contribution to us to maintain its 2% general partner interest. Net proceeds after underwriter discounts of $3.8 million and offering expenses of approximately $0.5 million were $87.1 million. The underwriters exercised their over-allotment option associated with this equity offering and sold an additional 0.6 million units. These over-allotment units were sold by MMH and we did not receive any of the cash proceeds from that sale. As a result of this equity offering and sale of over-allotment units, MMH’s ownership interest in us, including its 2% ownership interest through our general partner, decreased from 27% to 25%;

•	On October 1, 2004, we borrowed $300.0 million under a short-term acquisition facility and $50.0 million under our revolving credit facility to help finance this acquisition. We incurred debt issuance costs of $0.1 million associated with the $300.0 million short-term acquisition facility;

•	On October 4, 2004, we issued and sold 5.2 million common units representing limited partner interests in us. The units were sold at a price of $27.25 for total proceeds of $141.7 million. Associated with this offering, our general partner contributed $2.9 million to us to maintain its 2% general partner interest. Of the proceeds received, $6.0 million was used to pay underwriting discounts and commissions. Legal, professional and other costs associated with the equity offering were approximately $0.3 million. We used the net proceeds of $138.3 million to repay a portion of the amounts borrowed under the short-term acquisition facility. The underwriters exercised their over-allotment option associated with the October 2004 offering and on November 1, 2004, we issued and sold an additional 0.8 million common units. Total proceeds from this sale were $21.3 million, of which we paid $0.9 million for underwriting discounts and commissions. Our general partner made an additional $0.4 million contribution to maintain its 2% general partner interest. The net proceeds of $20.8 million from the over-allotment sale were used to replace cash we used to pay for other investments. These equity issuances further reduced MMH’s ownership interest in us from 25% to 23%; and

•	On October 15, 2004, we issued $250.0 million of senior notes. The notes were issued for the discounted price of 99.9%, or $249.7 million. The net proceeds from this debt issuance, after underwriter discounts of $1.8 million and debt issuance fees of $0.3 million, were $247.6 million. We used these net proceeds to: (i) repay the remaining $161.7 million outstanding under the acquisition facility (the original $300.0 million borrowed less $138.3 million partial repayment from the October 4, 2004 equity offering discussed above) plus accrued interest costs of $0.2 million, and (ii) repay the $50.0 million amount previously borrowed under the revolver plus accrued interest costs of $0.1 million. The remaining proceeds of $35.6 million from this debt offering were used to replenish cash used in the acquisition of assets from Shell.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. Consolidated Statements of Cash Flows

Changes in the components of operating assets and liabilities are as follows (in thousands):

	Year Ended December 31,
	2002	2003	2004
Accounts receivable and other accounts receivable	$(5,007)	$(6,096)	$(21,646)
Affiliate accounts receivable	(8,876)	3,040	687
Inventory	5,361	(6,812)	3,864
Accounts payable	4,332	3,938	(380)
Affiliate accounts payable	8,247	(9,977)	158
Affiliate income taxes payable	487	—	—
Affiliate payroll and benefits	1,702	8,260	4,532
Accrued taxes other than income	3,749	589	(1,074)
Accrued interest payable	3,788	4,131	1,664
Accrued product purchases	214	8,660	5,728
Accrued product shortages	—	—	7,507
Restricted cash	(4,942)	(3,281)	2,376
Cash collateral	—	—	14,000
Current and noncurrent environmental liabilities	7,542	4,485	27,894
Other current and noncurrent assets and liabilities	684	5,378	14,260

Total	$17,281	$12,315	$59,570

5. Allocation of Net Income

The allocation of net income between our general partner and limited partners is as follows (in thousands):

	2002	2003	2004
Allocation of net income to general partner:
Net income applicable to the partners’ interests	$85,115	$88,169	$110,203
Direct charges to general partner:
Write-off of property, plant and equipment	—	1,788	—
G&A portion of paid-time off accrual	—	2,108	—
Transition charges	—	1,233	823
Charges in excess of the G&A expense cap charged against income	—	5,974	6,397
Environmental charges previously indemnified by Williams	—	—	1,351

Total direct charges to general partner	—	11,103	8,571

Income before direct charges to general partner	85,115	99,272	118,774
General partner’s share of income	5.172%	9.147%	14.846%

General partner’s allocated share of net income before direct charges	4,402	9,081	17,634
Direct charges to general partner	—	(11,103)	(8,571)

Net income (loss) allocated to general partner	$4,402	$(2,022)	$9,063

Net income applicable to the partners’ interests	$85,115	$88,169	$110,203
Less: net income (loss) allocated to general partner	4,402	(2,022)	9,063

Net income allocated to limited partners	$80,713	$90,191	$101,140

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The write-off of property, plant and equipment relates to Magellan Pipeline’s asset balances prior to our acquisition of it; as a result, these write-offs were charged directly against our general partner’s allocation of net income. The G&A portion of paid-time-off expense accrual and the charges in excess of the G&A expense cap represent G&A expenses charged against our income during the periods presented that were required to be reimbursed to us by our general partner under the terms of the New Omnibus Agreement. The transition charges represent our costs for transitioning from Williams to a stand-alone enterprise in excess of the amount we were contractually required to pay. Consequently, all of these amounts have been charged directly against our general partner’s allocation of net income. We record the reimbursements by our general partner as capital contributions. During 2004, we and our general partner entered into an agreement with Williams to settle Williams’ indemnification obligations to us (see Note 19—Commitments and Contingencies). Following this settlement, the expenses associated with these previously indemnified costs are charged directly to the general partner. We believe we will collect the full amount of the indemnification settlement from Williams and accordingly will continue to allocate amounts associated with previously indemnified costs to our general partner.

6. Acquisitions

The following acquisition has been accounted for as an acquisition of a business:

Petroleum Products Terminals

On January 29, 2004, we acquired ownership in 14 petroleum products terminals located in the southeastern United States. This acquisition was accounted for under the purchase method, and the assets acquired and liabilities assumed were recorded at their estimated fair market values as of the acquisition date. The results of operations from this acquisition have been included with the petroleum products terminals segment results since its acquisition date. We paid $24.8 million for these facilities, incurred $0.6 million of closing costs and assumed $3.8 million of environmental liabilities. We previously owned a 79% interest in eight of these terminals and purchased the remaining ownership interest from Murphy Oil USA, Inc. In addition, the acquisition included sole ownership of six terminals that were previously jointly owned by Murphy Oil USA, Inc. and Colonial Pipeline Company. The allocation of the purchase price to assets acquired and liabilities assumed was as follows (in thousands):

Purchase price:
Cash paid, including transaction costs	$25,441
Environmental liabilities assumed	3,815

Total purchase price	$29,256

Allocation of purchase price:
Property, plant and equipment	$29,256

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pro Forma Information (unaudited)

The following summarized pro forma consolidated income statement information for the years ended December 31, 2003 and 2004 assumes that the January 2004 petroleum product terminals acquisition discussed above had occurred as of January 1, 2003. We have prepared these pro forma financial results for comparative purposes only. These pro forma financial results may not be indicative of the results that would have occurred if we had completed these acquisitions as of the periods shown below or the results that will be attained in the future. The amounts presented below are in thousands, except per unit amounts:

	Year Ended December 31, 2003			Year Ended December 31, 2004
	As Reported	Pro Forma Adjustments	Pro Forma	As Reported	Pro Forma Adjustments	Pro Forma
Revenues	$485,160	$6,696	$491,856	$695,374	$525	$695,899
Net income	$88,169	$1,690	$89,859	$110,203	$118	$110,321
Basic net income per limited partner unit	$1.66	$0.03	$1.69	$1.72	$—	$1.72
Diluted net income per limited partner unit	$1.66	$0.03	$1.69	$1.72	$—	$1.72
Weighted average number of limited partner units used for basic net income per unit calculation	54,390	54,390	54,390	58,716	58,716	58,716
Weighted average number of limited partner units used for diluted net income per unit calculation	54,470	54,470	54,470	58,844	58,844	58,844

Significant pro forma adjustments include: revenues and expenses for the period prior to our acquisitions and incremental G&A expenses.

The following acquisitions have been accounted for as acquisitions of assets:

Petroleum Products Management Operation

In July 2003, we acquired certain rights to a petroleum products management operation from an affiliate of Williams for $10.1 million plus inventory costs of approximately $5.2 million. The $10.1 million acquisition costs were allocated to and are reported as other intangibles and are being amortized over a 105-month period. The operating results associated with this acquisition have been included with the petroleum products pipeline system segment from the acquisition date.

Pipeline Asset Acquisition

On October 1, 2004, we acquired more than 2,000 miles of petroleum products pipeline system assets from Shell for approximately $487.4 million. In addition to the purchase price, we paid approximately $30.0 million for inventory related to a third-party supply agreement under which we received $14.0 million cash collateral, assumed approximately $29.6 million of existing liabilities and incurred approximately $6.3 million for transaction costs.

The assets we acquired from Shell have not been operated historically as a separate division or subsidiary. Shell operated these assets as part of its more extensive transportation and terminalling and crude oil and refined products operations. As a result, Shell did not maintain complete and separate financial statements for these assets

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

as an independent business unit. We intend to make significant changes to the assets in the future, including construction of additional connections between the acquired assets and our existing infrastructure, which may result in significant operating differences and revenues generated. Additionally, differences in our operating approach may result in us obtaining different revenues and results of operations than those historically achieved by Shell. For these reasons, this acquisition constituted an acquisition of assets, and not of a business.

We integrated the assets acquired from Shell into the operations of our petroleum products pipeline system utilizing our existing accounting, financial reporting and measurement and control systems. In order to facilitate this integration, we entered into a transition services agreement with Shell which terminated at the end of February 2005. We also entered into transportation, terminalling and supply agreements with third parties, including Shell, for the refined petroleum products pipelines, terminals and system storage facilities that we acquired. We charge applicable tariffs and fees for transportation and terminalling services with respect to these assets in order to generate revenues and cash for distribution to our unitholders.

Assumed Liabilities

In conjunction with the acquisition, we agreed to assume from Shell the third-party supply agreement mentioned above, the terms of which we believe will be at below-market rates on average over the life of the contract. We recognized the fair value of this supply agreement at closing, which resulted in an increase of $15.7 million in the recorded book value of the assets purchased from Shell, with an offsetting deferred liability.

In 2003, Shell entered into a consent decree with the United States Environmental Protection Agency (“EPA”) arising out of a June 1999 incident unrelated to the assets we acquired from Shell. In order to resolve Shell’s civil liability for the incident, Shell agreed to pay civil penalties and to comply with certain terms set out in the consent decree. These terms include requirements for testing and maintenance of a number of Shell’s pipelines, including two of the pipelines we acquired, the creation of a damage prevention program, submission to independent monitoring and various reporting requirements. The consent decree imposes penalties for non-compliance for a period of at least five years from the date of the consent decree. Under our purchase agreement with Shell, we agreed, at our own expense, to complete any remaining remediation work required under the consent decree with respect to the acquired pipelines. We recognized a liability of approximately $8.6 million associated with this agreement. Shell has agreed to retain responsibility under the consent decree for the ongoing independent monitoring obligations.

As part of the acquisition, Shell agreed to retain liabilities and expenses related to active environmental remediation projects, other than those relating to the consent decree discussed above. In addition, Shell agreed to indemnify us for certain environmental liabilities arising from pre-closing conditions so long as we provide notice of those conditions no later than October 1, 2006. Shell’s indemnification obligation is subject to a $0.3 million per-claim deductible and a $30.0 million aggregate cap.

We recorded approximately $1.9 million of environmental liabilities upon the closing of the acquisition related to our estimates for remediation sites that Shell did not consider to be currently active. We are in the process of evaluating each of these sites and will adjust the environmental liabilities associated with these sites and our purchase price once the site assessments have been completed.

Upon closing of this acquisition, we were assessed a use tax liability of $1.1 million by the State of Oklahoma.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Allocation of Purchase Price

Our allocation of the purchase price of the assets acquired and liabilities assumed from Shell is as follows (in millions):

Purchase price:
Cash paid for pipeline systems	$487.4
Cash paid for inventory	30.0
Capitalized portion of transaction costs	6.3
Liabilities assumed:
Fair value of third-party supply agreement	15.7
Consent decree	8.6
Property tax liability	2.3
Environmental	1.9
Use tax liability	1.1

Total liabilities assumed	29.6

Total purchase price	$553.3

Allocation of purchase price:
Property, plant and equipment	$521.8
Inventory	30.0
Prepaid assets	1.5

Total purchase price	$553.3

We have recorded the cost of the assets, assumed liabilities, a portion of the transaction costs and the fair value adjustment of the assumed supply agreement as property, plant and equipment. The purchase price could change based on future events that are different from those assumed at the time of the acquisition.

Financing

The transactions completed to finance the assets acquired from Shell are discussed in detail in Note 3—Debt and Equity Offerings.

Description of the Assets

The acquisition primarily included four refined products pipeline systems, comprising approximately 2,000 miles of pipelines that have been incorporated into our existing pipeline system. A brief description of each of these pipeline segments follows:

•	a segment that extends from East Houston to Frost, Texas, which is approximately 50 miles south of Dallas, Texas. From Frost the segment has a branch that extends west to Odessa and El Paso, Texas and a branch that extends to a connection with our existing pipeline system in Duncan, Oklahoma. We connected our existing Galena Park, Texas marine terminal to the East Houston facility through a pipeline connection during February 2005;

•	a segment that extends from Hearne, Texas to Dallas, Texas, with an idle portion that extends to Ft. Worth, Texas. The pipeline delivers product to our existing inland terminal in Dallas, Texas;

•	a segment that extends from El Dorado, Kansas to Aurora, Colorado with an extension into the Denver International Airport; and

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	a pipeline that originates at Glenpool, Oklahoma and extends to Cushing, Oklahoma and then on to El Dorado, Kansas.

Other Assets

In addition to the four refined products pipeline systems described above, we also acquired a terminal in Oklahoma City, Oklahoma. Because we already owned a terminal in Oklahoma City, the Federal Trade Commission is requiring us to sell the terminal in Oklahoma City acquired from Shell. We believe this terminal is not material to the operation of the assets acquired from Shell. In connection with the Federal Trade Commission-imposed sale of this terminal, we were required to enter into an agreement with Shell whereby we agreed to pay Shell to operate the terminal until its sale.

Agreements with Shell

In connection with our acquisition of these refined petroleum products pipeline systems, we entered into three-year terminalling and transportation agreements and a five-year storage lease agreement with Shell for a combined minimum revenue commitment averaging approximately $28.1 million per year through September 30, 2007 and approximately $750,000 per year thereafter through September 30, 2009.

7. Inventory

Inventories at December 31, 2003 and 2004 were as follows (in thousands):

	December 31,
	2003	2004
Refined petroleum products	$3,435	$28,694
Natural gas liquids	12,362	12,682
Additives	977	1,632
Other	508	389

Total inventories	$17,282	$43,397

The significant increase in refined petroleum products inventories is primarily due to the inventory requirements associated with a supply agreement we assumed as part of our asset acquisition from Shell in October 2004 (see Note 6—Acquisitions).

8. Property, Plant and Equipment

Property, plant and equipment consist of the following (in thousands):

	December 31,		Estimated Depreciable Lives
	2003	2004
Construction work-in-progress	$14,657	$18,162
Land and rights-of-way	30,172	47,185
Carrier property	893,660	1,294,500	24 – 50 years
Buildings	8,306	10,892	20 – 53 years
Storage tanks	178,984	246,164	20 – 40 years
Pipeline and station equipment	72,096	134,954	4 – 59 years
Processing equipment	139,724	163,229	3 – 53 years
Other	34,248	41,798	3 – 48 years

Total	$1,371,847	$1,956,884

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Carrier property is defined as pipeline assets regulated by the FERC. Other includes capitalized interest at December 31, 2003 and 2004 of $19.3 million and $19.2 million, respectively. Depreciation expense for the years ended December 31, 2002, 2003 and 2004 was $34.9 million, $35.3 million and $40.5 million, respectively.

9. Equity Investments

Effective March 2, 2004, we acquired a 50% ownership in Osage Pipeline for $25.0 million. The remaining 50% interest is owned by NCRA. The 135-mile Osage pipeline transports crude oil from Cushing, Oklahoma to El Dorado, Kansas and has connections to the NCRA refinery in McPherson, Kansas and the Frontier refinery in El Dorado, Kansas. Our agreement with NCRA calls for equal sharing of Osage Pipeline’s net income.

We use the equity method of accounting for this investment. Summarized financial information for Osage Pipeline from the acquisition date (March 2, 2004) through December 31, 2004 is presented below (in thousands):

Revenues	$9,814
Net income	$4,310

The condensed balance sheet for Osage Pipeline as of December 31, 2004 is presented below (in thousands):

Current assets	$3,278
Noncurrent assets	$5,006
Current liabilities	$351
Members’ equity	$7,933

A summary of our equity investment in Osage Pipeline is as follows (in thousands):

Initial investment	$25,032
Earnings in equity investment:
Proportionate share of earnings	2,155
Amortization of excess investment	(553)

Net earnings in equity investment	1,602
Cash distributions	(1,550)

Equity investment, December 31, 2004	$25,084

Our investment in Osage Pipeline included an excess net investment amount of $21.7 million. Excess investment is the amount by which our initial investment exceeded our proportionate share of the book value of the net assets of the investment.

10. Major Customers and Concentration of Credit Risk

The percentage of revenues derived by customers that accounted for 10% or more of our total revenues is provided in the table below. Customer A is a customer of both our petroleum products pipeline and petroleum products terminals segments. Customer B is a customer of our petroleum products pipeline segment.

	2002	2003	2004
Customer A	4%	27%	19%
Customer B	0%	0%	13%

Total	4%	27%	32%

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We transport petroleum products for refiners and marketers in the petroleum industry. The major concentration of our petroleum products pipeline system’s revenues is derived from activities conducted in the central United States. Sales to our customers are generally unsecured and the financial condition and creditworthiness of customers are periodically evaluated. We have the ability with many of our pipeline and terminals contracts to sell stored customer products to recover unpaid receivable balances, if necessary. Issues impacting the petroleum refining and marketing and ammonia industries could impact our overall exposure to credit risk.

To conduct our operations, our affiliate, MMH employs approximately 955 employees. MMH considers its employee relations to be good. The number of individuals employed by MMH increased by approximately 87 employees as a result of our acquisition of certain assets from Shell (see Note 6—Acquisitions). Employees at our Odessa and Tye, Texas facilities were formerly represented by a labor union, but on January 7, 2005 these employees voted to decertify the union.

The petroleum products pipeline system’s labor force of 506 employees is concentrated in the central United States. At December 31, 2004, approximately 42% of these employees were represented by the Paper, Allied-Industrial, Chemical & Energy Workers International Union and covered by collective bargaining agreements that extend through January 31, 2006. The petroleum products terminals operation’s labor force of 209 people is concentrated in the southeastern and Gulf Coast regions of the United States. At December 31, 2004, none of the terminal operations employees were represented by labor unions. However, on January 5, 2005 the Teamsters Union filed a petition with the National Labor Relations Board seeking recognition as the exclusive collective bargaining representative for 25 employees at our New Haven, Connecticut terminal. A recognition election was held on February 11, 2005, and the employees voted to not be represented by the Teamsters Union. Our ammonia pipeline is conducted through a third-party contractor and we have no employees specifically assigned to those operations.

11. Employee Benefit Plans

Even though Williams sold its interest in us to MMH on June 17, 2003, employees dedicated to or otherwise supporting our operations remained employees of Williams through December 31, 2003 and many participated in Williams sponsored employee benefit plans. For the period from June 18, 2003 through December 31, 2003, Williams charged us for the services of the employees in accordance with the TSA as defined under Services Agreement in Note 1—Organization and Basis of Presentation.

Williams offered certain of these employees non-contributory defined-benefit plans that provided pension, retiree medical and life insurance benefits. Cash contributions to the plans were made by Williams and were not specifically identifiable to the dedicated employees’ participation. Affiliate expense charges from Williams to us related to the dedicated employees’ participation in the plans totaled $2.9 million for the year ended December 31, 2002 and $1.8 million for the period from January 1, 2003 to June 17, 2003. Expense charges from Williams to us under the TSA related to the period from June 18, 2003 through December 31, 2003 were not specifically identifiable to the dedicated employees’ participation in the plan.

Employees dedicated to or otherwise supporting our operations also participated in a Williams defined-contribution plan. The plan provided for matching contributions within specified limits. Affiliate charges from Williams to us related to the dedicated employees’ participation in the plan totaled $2.3 million for the year ended December 31, 2002 and $0.7 million for the period from January 1, 2003 to June 17, 2003. Expense charges from Williams to us under the TSA related to the period from June 18, 2003 through December 31, 2003 are not specifically identifiable to the dedicated employees’ participation in the plan.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On January 1, 2004, MMH assumed sponsorship of the Union Pension Plan for certain hourly employees. Additionally, MMH began sponsorship of a pension plan for certain non-union employees and a post-retirement benefit plan for selected employees effective January 1, 2004. The annual measurement date for our plans is December 31; however, we used a January 1, 2004 measurement date for these plans for the measurement of our initial liability. The following table presents the changes in benefit obligations and plan assets for pension benefits and other post-retirement benefits for the year ended December 31, 2004. The 2003 data presented in the table represents the initial benefit obligation and related plan assets which, on December 31, 2003, we had a commitment to assume from Williams. The table also presents a reconciliation of the funded status of these benefits to the amount recorded in the consolidated balance sheet at December 31, 2004 (in thousands):

	Pension Benefits		Other Post-retirement Benefits
	2003	2004	2003	2004
Change in benefit obligation:
Benefit obligation at beginning of year		$26,294		$18,266
Service cost		3,647		324
Interest cost		1,707		682
Plan participants’ contributions		—		10
Actuarial loss		4,044		1,106
Other *		—		(7,357)
Benefits paid		(1,795)		(32)

Benefit obligation at end of year	$26,294	$33,897	$18,266	12,999

Change in plan assets:
Fair value of plan assets at beginning of year		19,453		—
Employer contributions		3,056		22
Plan participants’ contributions		—		10
Actual return on plan assets		1,432		—
Benefits paid		(1,795)		(32)

Fair value of plan assets at end of year	19,453	22,146	—	—

Funded status	(6,841)	(11,751)	(18,266)	(12,999)
Unrecognized net actuarial loss	—	4,249	—	1,106
Unrecognized prior service cost	6,841	6,164	18,266	9,111

Accrued benefit cost	$—	$(1,338)	$—	$(2,782)

Accumulated benefit obligation	$18,252	$23,441	N/A	N/A

*	Our post-retirement medical plan pays eligible claims secondary to Medicare. As a result of the Prescription Drug Act of 2003, our prescription claims cost decreased which resulted in a decrease in the post-retirement benefit obligation described as “Other” in the table above.

The amounts included in the pension benefits in the above table combine our Union Pension Plan with our non-union pension plan. At December 31, 2004, the Union Pension Plan had an accumulated benefit obligation of $21.9 million, which exceeded the fair value of plan assets of $20.2 million.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net pension and other post-retirement benefit expense for the year ended December 31, 2004 consists of the following (in thousands):

	Pension Benefits	Other Post-retirement Benefits
Components of net periodic pension and post-retirement benefit expense:
Service cost	$3,647	$324
Interest cost	1,707	682
Expected return on plan assets	(1,637)	—
Amortization of prior service cost	677	1,798

Net periodic pension expense	$4,394	$2,804

The weighted-average assumptions utilized to determine benefit obligations as of January 1, 2004 and December 31, 2004 are as follows:

	Pension Benefits		Other Post-retirement Benefits
	2003	2004	2003	2004
Discount rate	6.25%	5.75%	6.25%	5.75%
Rate of compensation increase	5.00%	5.00%	N/A	N/A

The weighted-average assumptions utilized to determine net pension and other post-retirement benefit expense for the year ended December 31, 2004 are as follows:

	Pension Benefits	Other Post-retirement Benefits
Discount rate	6.25%	6.25%
Expected return on plan assets	8.50%	N/A
Rate of compensation increase	5.00%	N/A

The non-pension post-retirement benefit plans which we sponsor provide for retiree contributions and contain other cost-sharing features such as deductibles and coinsurance. The accounting for these plans anticipates future cost sharing that is consistent with our expressed intent to increase the retiree contribution rate generally in line with health care cost increases.

For benefits incurred by participants prior to age 65, the annual assumed rate of increase in the health care cost trend rate for 2005 is 7.1% and systematically decreases to 5% by 2008. The annual assumed rate of increase in the health care cost trend rate for post-65 benefits for 2005 is 10% and systematically decreases to 5% by 2015. The health care cost trend rate assumption has a significant effect on the amounts reported. A 1.0% change in assumed health care cost trend rates would have the following effect (in thousands):

	Point Increase	Point Decrease
Change in total of service and interest cost components	$208	$165
Change in post-retirement benefit obligation	2,519	2,003

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The expected long-term rate of return on plan assets was determined by combining a review of historical returns of portfolios with assets similar to our current portfolio, projected returns and target weightings of each asset classification. Our investment objectives for the assets within the pension plans are to obtain a balance between long-term growth of capital and generation of income to meet withdrawal requirements, while avoiding excessive risk. Defined diversification goals are set in order to reduce the risk of wide swings in the market value from year-to-year, or of incurring large losses that may result from concentrated positions. Our tolerance for risk is analyzed based on the impact on the predictability of contribution requirements, probability of under funding, risk-adjusted returns and investment return volatility. Funds are invested through the use of multiple investment managers. Our target allocation percentages and the actual weighted-average asset allocation at December 31, 2004 are as follows:

	Actual	Target
Equity securities	65%	65%
Debt securities	31%	34%
Other	4%	1%

Benefits expected to be paid through December 31, 2014 are as follows (in thousands):

	Pension Benefits	Other Post-retirement Benefits
2005	$825	$60
2006	833	159
2007	835	261
2008	895	371
2009	928	491
2010 through 2014	6,417	4,026

Contributions estimated to be paid in 2005 are $4.6 million and $0.1 million for the pension and other post-retirement benefit plans, respectively. We maintain a defined-contribution plan and incurred costs of $3.1 million related to this plan during 2004.

12. Related Party Transactions

Through June 17, 2003, affiliate revenues represented revenues from Williams and its affiliates. Affiliate revenues during 2002 and 2003 primarily included pipeline and terminal storage revenues, ancillary service revenues for our marine facilities, fee income related to petroleum products asset management activities and certain software licensing fees. Sales to affiliates of Williams were at prices consistent with those charged to non-affiliated entities. Revenues from affiliates of Williams are summarized in the table below (in millions):

	2002	2003	2004
Revenues from affiliates of Williams	$58.6	$13.9	$—
Total revenues	$434.5	$485.2	$695.4
Revenues from affiliates of Williams as a percent of total revenue	13%	3%	0%

In March 2004 we acquired a 50% ownership interest in Osage Pipeline. We operate the Osage pipeline and receive a fee for these services. During 2004 we received $0.5 million from Osage Pipeline for operating fees, which we reported as affiliate revenues. We also received $0.3 million from Osage for fees to transition accounting, billing and other administrative functions to us. These fees were recorded as other income, which is netted into operating expense in our results of operations.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

MMH, which owns our general partner, is partially owned by an affiliate of the Carlyle/Riverstone Global Energy and Power Fund II, L.P., (the “Carlyle/Riverstone Fund”). Two of the members of our general partner’s eight member board of directors are nominees of the Carlyle/Riverstone Fund. On January 25, 2005, the Carlyle/Riverstone Fund, through affiliates, acquired an interest in the general partner of SemGroup, L.P. (“SemGroup”) and limited partner interests in SemGroup. The Carlyle/Riverstone Fund’s total combined general and limited partner interest in SemGroup is approximately 30%. Three of the members of SemGroup’s general partner’s nine-member board of directors are nominees of the Carlyle/Riverstone Fund. We, through our affiliates, are parties to a number of transactions with SemGroup and its affiliates. These transactions include leasing storage tanks to and from SemGroup, buying and selling petroleum products from and to SemGroup and transporting petroleum products for SemGroup. The board of directors of our general partner has adopted a Board of Directors Conflict of Interest Policy and Procedures. In compliance with this policy, the Carlyle/Riverstone Fund has adopted procedures internally to assure that our proprietary and confidential information is protected from disclosure to SemGroup. As part of these procedures, the Carlyle/Riverstone Fund has agreed that no individual representing them will serve at the same time on our general partner’s board of directors and on SemGroup’s general partner’s board of directors.

Because our distributions have exceeded target levels as specified in our partnership agreement, our general partner receives increasing percentages of our distributions. Distributions to our general partner above the highest target level are at 50%. As the owner of our general partner, MMH indirectly benefits from these distributions. Through ownership of the Class B common units of MMH, which total 6% of the total ownership of MMH, certain executive officers of our general partner also indirectly benefit from these distributions. In 2004, distributions paid to our general partner totaled $16.7 million. In addition, during 2004, MMH received distributions totaling $28.7 million related to its common and subordinated units. Assuming we have sufficient available cash to continue to pay distributions on all of our outstanding units for four quarters at our current quarterly distribution level of $0.45625 per unit, our general partner would receive in 2005 distributions of approximately $20.8 million in 2005 on its combined 2% general partner interest and incentive distributions. Additionally, MMH would receive $14.9 million on the distribution related to its common and subordinated units. In connection with our October 2004 acquisition of assets from Shell, our partnership agreement was amended to reduce the incentive cash distributions to be paid to our general partner by $5.0 million for 2005. Absent this agreement, the total distribution and combined general partner interest and incentive distribution amounts noted above in 2005 would be $5.0 million higher.

Costs and expenses related to activities between Williams and its affiliates and us after June 17, 2003, have been accounted for as unaffiliated third-party transactions. Transactions after June 17, 2003 between us and MMH and its affiliates have been accounted for as affiliate transactions. The following table summarizes costs and expenses from various affiliate companies with us and are reflected in the cost and expenses in the accompanying consolidated statements of income (in thousands):

	Year Ended December 31,
	2002	2003	2004
Affiliates of Williams—allocated G&A expenses	$43,182	$23,880	$—
Affiliates of Williams—allocated operating expenses	156,464	68,079	—
Affiliates of Williams—product purchases	22,268	472	—
MMH—allocated operating expenses	—	98,804	58,777
MMH—allocated G&A expenses	—	32,966	54,466

In 2002 and for the period January 1, 2003 through June 17, 2003, Williams allocated both direct and indirect G&A expenses to our general partner. Direct expenses allocated by Williams were primarily salaries and benefits of employees and officers associated with our businesses. Indirect expenses included legal, accounting,

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

treasury, engineering, information technology and other corporate services. Williams allocated these expenses to our general partner based on an agreed-upon expense limitation. On June 17, 2003, Williams’ ownership in us was sold to MMH. As a result, we entered into a new services agreement with MMH pursuant to which MMH agreed to perform specified services required for our operations. Consequently, our G&A expenses are now provided by MMH and we now reimburse MMH for those costs, subject to the limitations as defined in the New Omnibus Agreement (see Reimbursement of G&A Expense below). The additional G&A costs incurred but not reimbursed by Williams totaled $19.7 million in 2002 and $5.2 million for the period January 1, 2003 through June 17, 2003. The G&A costs allocated from Williams for the periods discussed above included a number of costs that were not specific to our businesses and therefore cannot be used as an estimate of our G&A costs during those periods. The additional G&A costs incurred but not reimbursed by MMH are discussed below under Reimbursement of G&A Expense. Additionally, in 2002 and for the period January 1, 2003 through June 17, 2003, Williams allocated operating expenses to our general partner. Expenses included all costs directly associated with our operations. From June 17, 2003 through December 31, 2003 operating expenses were allocated to our general partner from MMH.

Williams agreed to reimburse us for maintenance capital expenditures incurred in 2002 in excess of $4.9 million related to the assets contributed to us at the time of our initial public offering. During 2002, we recorded reimbursements from Williams associated with these assets of $11.0 million.

Williams and certain of its affiliates had indemnified us against certain environmental costs. The environmental indemnifications we had with Williams were settled during 2004. See Note 19—Commitments and Contingencies for information relative to our settlement of these indemnifications with Williams. Receivables from Williams or its affiliates associated with those environmental costs were $7.8 million at December 31, 2003, and were included with accounts receivable amounts presented in the consolidated balance sheets. In addition, MMH has indemnified us against certain environmental costs. Receivables from MMH were $19.0 million and $11.5 million at December 31, 2003 and 2004, respectively, and are included with the affiliate accounts receivable in the consolidated balance sheets.

Reimbursement of G&A Expense

We pay MMH for direct and indirect G&A expenses incurred on our behalf. MMH, in turn, reimburses us for expenses in excess of a G&A cap as described below:

•	The reimbursement obligation is subject to a lower cap amount, which is calculated as follows:

•	For the period June 18, 2003 through December 31, 2003, MMH reimbursed us $6.0 million for G&A costs in excess of a lower cap amount;

•	For each succeeding fiscal year, the lower cap is adjusted by the greater of: (i) 7%, or (ii) the percentage increase in the Consumer Price Index—All Urban Consumers, U.S. City Average, Not Seasonally Adjusted. However, the reimbursement amount will also be adjusted for acquisitions, construction projects, capital improvements, replacements or expansions that we complete that are expected to increase our G&A costs. During 2004, MMH reimbursed us $6.4 million for G&A costs in excess of the lower cap amount of $41.8 million;

•	Additionally, the expense reimbursement limitation excludes: (i) expenses associated with equity-based incentive compensation plans and (ii) implementation costs associated with changing our name and expenses and capital expenditures associated with transitioning the assets, operations and employees from Williams to MMH or us.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	The reimbursement limitation is further subject to an upper cap amount. MMH is not required to reimburse us for any G&A expenses that exceed this upper cap amount. The upper cap is calculated as follows:

•	For the period of June 18, 2003 through December 31, 2003, the upper cap was approximately $26.6 million, which represents an annual upper cap amount of $49.3 million pro-rated for the period from June 18, 2003 through December 31, 2003;

•	For each succeeding fiscal year, the upper cap is increased annually by the lesser of: (i) 2.5%, or (ii) the percentage increase in the Consumer Price Index—All Urban Consumers, U.S. City Average, Not Seasonally Adjusted. The upper cap will also be adjusted for acquisitions, construction projects and capital improvements, replacements or expansions that we complete that are expected to increase our G&A costs. For 2004, the upper cap was adjusted to $51.5 million.

13. Income Taxes

We do not pay income taxes due to our legal structure. However, earnings of Magellan Pipeline prior to our acquisition of it in April 2002, were subject to income taxes. The provision for income taxes for the year ended December 31, 2002, is as follows (in thousands):

2002
Current:
Federal	$6,313
State	874
Deferred:
Federal	987
State	148

$8,322

A reconciliation from the provision for income taxes at the U.S. federal statutory rate to the effective tax rate for the provision for income taxes for the year ended December 31, 2002, is as follows (in thousands):

Income taxes at statutory rate	$37,616
Less: income taxes at statutory rate on income applicable to partners’ interest	(29,790)
Increase resulting from:
State taxes, net of federal income tax benefit	496
Other	—

Provision for income taxes	$8,322

14. Derivative Financial Instruments

We use interest rate derivatives to help us manage interest rate risk. In conjunction with our existing and anticipated debt instruments, we have executed the following derivative transactions:

Hedges Against Interest Rate Increases on the Anticipated Refinancing of the Magellan Pipeline Notes

In February 2004, we entered into three separate interest rate swap agreements to hedge our exposure to changes in interest rates for a portion of the debt we anticipated refinancing related to Magellan Pipeline’s Series

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A and Series B senior notes (see Note 15 – Debt). The notional amounts of the swaps totaled $150.0 million. The 10-year period of the swap agreements was the assumed tenure of the replacement debt starting in October 2007. The average fixed rate on the swap agreements was 5.9%.

Hedges Against Interest Rate Increases on a Portion of the Notes Issued in May 2004

In April 2004, we entered into three agreements for treasury lock transactions to hedge our exposure against interest rate increases for a portion of the $250.0 million of 10-year notes we issued in connection with our May 2004 refinancing plan (see Note 3—Debt and Equity Offerings for a discussion of our May 2004 refinancing plan). The notional amount of the agreements totaled $150.0 million and extended from 2004 to 2014 at a weighted average interest rate of 4.4%.

Impact of Unwinding the Above Hedges

During May 2004, we unwound the interest rate swap agreements described above and realized a gain of $3.2 million. We also unwound the treasury lock transactions described above in May 2004 and realized a gain of $2.9 million. Because the interest rate swap hedges were considered to be effective, all of the realized gain associated with the interest rate swaps was recorded to other comprehensive income and is being amortized over the 10-year life of the notes issued during May 2004. Because the combined notional amounts of the interest rate swap agreements and the treasury locks exceeded the total amount of debt issued, a portion of the treasury lock hedge was ineffective. As such, the portion of the realized gain associated with the ineffective portion of the treasury lock hedge, or $1.0 million, was recorded as a gain on derivative during May 2004. The remainder of the $1.9 million gain realized on the treasury lock hedge, was recorded to other comprehensive income and is being amortized over the 10-year life of the notes issued during May 2004.

Fair Value Hedges on a Portion of the Magellan Pipeline Notes

During May 2004, we entered into four separate interest rate swap agreements to hedge against changes in the fair value of a portion of the Magellan Pipeline Series B senior notes. We have accounted for these interest rate hedges as fair value hedges. The notional amounts of the interest rate swap agreements total $250.0 million. Under the terms of the interest rate swap agreements, we receive 7.7% (the weighted-average interest rate of the Magellan Pipeline Series B senior notes) and pay LIBOR plus 3.4%. These hedges effectively convert $250.0 million of our fixed-rate debt to floating-rate debt. The interest rate swap agreements began on May 25, 2004 and expire on October 7, 2007, the maturity date of the Magellan Pipeline Series B senior notes. Payments settle in April and October each year with LIBOR set in arrears. During each settlement period we will record the impact of this swap based on our best estimate of LIBOR. Any differences between actual LIBOR determined on the settlement date and our estimate of LIBOR will result in an adjustment to our interest expense. A 1.0% change in LIBOR would result in an annual adjustment to our interest expense associated with this hedge of $2.5 million. The fair value of the instruments associated with this hedge at December 31, 2004 was $2.7 million and was recorded to other noncurrent assets and long-term debt.

Hedges Against Interest Rate Increases on a Portion of the Senior Notes Issued in October 2004

In July 2004, we entered into two agreements for forward starting swaps to hedge our exposure to changes in interest rates for a portion of the $250.0 million of senior notes we anticipated issuing during October 2004 as partial financing for the assets we acquired from Shell. The notional amounts of the agreements totaled $150.0 million. On October 7, 2004, the date we issued $250.0 million of notes due 2016, we unwound these hedges and realized a loss of $6.3 million. Because the hedges were considered to be effective, all of the realized loss associated with the hedges was recorded to other comprehensive income and is being amortized over the 12-year life of the notes issued in October 2004.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value Hedges on a Portion of the Senior Notes Issued in October 2004

In October 2004, we entered into an interest rate swap agreement to hedge against changes in the fair value of a portion of the $250.0 million of senior notes due 2016 which were issued in October 2004. The notional amount of this agreement is $100.0 million and effectively converts $100.0 million of our 5.65% fixed-rate senior notes issued in October 2004 to floating-rate debt. The agreement began on October 7, 2004 and terminates on October 15, 2016, which is the maturity date of the senior notes due 2016. Payments settle in April and October each year with LIBOR set in arrears. During each settlement period we will record the impact of this swap based on our best estimate of LIBOR. Any differences between actual LIBOR determined on the settlement date and our estimate of LIBOR will result in an adjustment to our interest expense. A 1.0% change in LIBOR would result in an annual adjustment to our interest expense of $1.0 million associated with this hedge. The fair value of this hedge at December 31, 2004 was $0.8 million and was recorded to other noncurrent assets and long-term debt.

15. Debt

Our debt at December 31, 2003 and 2004 was as follows (in thousands):

	December 31,
	2003	2004
August 2003 term loan and revolving credit facility:
Long-term portion	$89,100
Current portion	900

Total August 2003 term loan and revolving credit facility	90,000
Magellan Pipeline Notes	480,000	304,674
6.45% Notes due 2014	—	250,292
5.65% Notes due 2016	—	249,702

Total debt	$570,000	$804,668

Maturities of long-term debt outstanding as of December 31, 2004, excluding market value adjustments to long-term debt associated with qualifying hedges, are as follows: $15.1 million—2005; $14.3 million—2006; $272.6 million—2007; $0—2008 and 2009; and $500.0 million thereafter.

5.65% Notes due 2016

On October 7, 2004, we issued $250.0 million of senior notes due 2016. The notes were issued for the discounted price of 99.9%, or $249.7 million. Including the impact of hedges associated with these notes (see Note 14–Derivative Financial Instruments), the effective interest rate of these notes during 2004 was 5.1%. Interest is payable semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 2005. The discount on the notes is being accreted over the life of the notes.

6.45% Notes due 2014

On May 25, 2004, we sold $250.0 million aggregate principal of 6.45% notes due June 1, 2014 in an underwritten public offering. The notes were issued for the discounted price of 99.8%, or $249.5 million. Including the impact of the amortization of the realized gains on the interest hedges associated with these notes (see Note 14–Derivative Financial Instruments), the effective interest rate of these notes during 2004 was 6.3%. Interest is payable semi-annually in arrears on June 1 and December 1 of each year, beginning December 1, 2004. The discount on the notes is being accreted over the life of the notes.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The indenture under which the 5.65% and 6.45% notes were issued does not limit our ability to incur additional unsecured debt. The indenture contains covenants limiting, among other things, our ability to incur indebtedness secured by certain liens, engage in certain sale-leaseback transactions, and consolidate, merge or dispose of all or substantially all of our assets. We are in compliance with these covenants.

May 2004 Revolving Credit Facility

In connection with our May 2004 refinancing, we entered into a five-year $125.0 million revolving credit facility with a syndicate of banks. In September 2004, we increased the facility to $175.0 million. As of December 31, 2004, $1.1 million of the facility was being used for letters of credit with no other amounts outstanding. Borrowings under this revolving credit facility are unsecured and bear interest at LIBOR plus a spread ranging from 0.6% to 1.5% based on our credit ratings.

The revolving credit facility requires us to maintain specified ratios of: (i) consolidated debt to EBITDA of no greater than 4.50 to 1.00; and (ii) consolidated EBITDA to interest expense of at least 2.50 to 1.00. In addition, the revolving credit facility contains covenants that limit our ability to, among other things, incur additional indebtedness or modify our other debt instruments, encumber our assets, make debt or equity investments, make loans or advances, engage in certain transactions with affiliates, engage in sale and leaseback transactions, merge, consolidate, liquidate or dissolve, sell or lease all or substantially all of our assets and change the nature of our business. We are in compliance with these covenants.

Magellan Pipeline Notes

During October 2002, Magellan Pipeline entered into a private placement debt agreement with a group of financial institutions for $178.0 million of floating rate Series A Senior Secured Notes and $302.0 million of fixed rate Series B Senior Secured Notes. Both notes were secured with our membership interest in and assets of Magellan Pipeline until our refinancing plan was executed in May 2004 (see Note 3–Debt and Equity Offerings). As part of that refinancing, the $178.0 million outstanding balance of the floating rate Series A Senior Secured Notes was repaid. In addition, the fixed rate Series B noteholders released the collateral which secured those notes except for cash deposited in an escrow account in anticipation of semi-annual interest payments on the Magellan Pipeline notes. The maturity date of the Series B senior notes is October 7, 2007; however, we will be required on each of October 7, 2005 and October 7, 2006, to repay 5.0% of the principal amount outstanding on those dates. The outstanding principal amount of the Series B senior notes at December 30, 2004 was $302.0 million; however, the recorded amount was increased by $2.7 million for the change in the fair value of the debt from May 25, 2004 through December 31, 2004 in connection with the associated fair value hedge (see Note 14–Derivative Financial Instruments). The interest rate of the Series B senior notes is fixed at 7.7%. However, including the impact of the associated fair value hedge, which effectively swaps $250.0 million of the fixed-rate Series B senior notes to floating-rate debt (see Note 14–Derivative Financial Instruments), the weighted-average interest rate for the Series B senior notes was 6.9% for the twelve months ended December 31, 2004, respectively. The weighted-average interest rate for the Series A and Series B senior notes combined (including the impact of the associated hedge) for the twelve months ended December 31, 2004 was 6.5%.

Deposits for interest due the lenders are made to a cash escrow account and were reflected as restricted cash on our consolidated balance sheets of $8.2 million and $5.8 million at December 31, 2003 and 2004, respectively.

The note purchase agreement, as amended in connection with our May 2004 refinancing, requires Magellan Pipeline to maintain specified ratios of: (i) consolidated debt to EBITDA of no greater than 3.50 to 1.00, and (ii) consolidated EBITDA to interest expense of at least 3.25 to 1.00. It also requires us to maintain specified ratios

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of: (i) consolidated debt to EBITDA of no greater than 4.50 to 1.00, and (ii) consolidated EBITDA to interest expense of at least 2.50 to 1.00. In addition, the note purchase agreement contains additional covenants that limit Magellan Pipeline’s ability to incur additional indebtedness, encumber its assets, make debt or equity investments, make loans or advances, engage in certain transactions with affiliates, merge, consolidate, liquidate or dissolve, sell or lease a material portion of its assets, engage in sale and leaseback transactions and change the nature of its business. We are in compliance with these covenants.

August 2003 Term Loan and Revolving Credit Facility

In August 2003, we entered into a credit agreement with a syndicate of banks. This facility was comprised of a $90.0 million term loan and an $85.0 million revolving credit facility. Indebtedness under the term loan incurred interest at LIBOR plus a margin of 2.0%, while indebtedness under the revolving credit facility incurred interest at LIBOR plus a margin of 1.8%. In May 2004, we repaid the $90.0 million outstanding term loan and this facility was replaced with the revolving credit agreement described above.

During the years ending December 31, 2002, 2003 and 2004, total cash payments for interest on all indebtedness, net of amounts capitalized, were $18.0 million, $32.4 million and $35.8 million, respectively.

16. Leases

Leases—Lessee

We lease land, office buildings, tanks and terminal equipment at various locations to conduct our business operations. Several of the agreements provide for negotiated renewal options and cancellation penalties, some of which include the requirement to remove our pipeline from the property for non-performance. Total rent expense was $5.6 million, $3.9 million and $4.7 million in 2002, 2003 and 2004, respectively. Future minimum annual rentals under non-cancelable operating leases as of December 31, 2004, are as follows (in thousands):

2005	$2,623
2006	2,711
2007	2,652
2008	2,024
2009	1,413
Thereafter	12,113

Total	$23,536

Leases—Lessor

We have ten capacity leases with remaining terms from one to 12 years that we account for as operating-type leases. All of the agreements provide for negotiated extensions. Future minimum lease payments receivable under operating-type leasing arrangements as of December 31, 2004, are as follows (in thousands):

2005	$9,210
2006	8,337
2007	7,791
2008	7,636
2009	6,724
Thereafter	16,641

Total	$56,339

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On December 31, 2001, we purchased an 8.5-mile, 8-inch natural gas liquids pipeline in northeastern Illinois from Aux Sable Liquid Products L.P. (“Aux Sable”) for $8.9 million. We then entered into a long-term lease arrangement under which Aux Sable is the sole lessee of these assets. We have accounted for this transaction as a direct financing lease. The lease expires in December 2016 and has a purchase option after the first year. Aux Sable has the right to re-acquire the pipeline at the end of the lease for a de minimis amount.

Future minimum lease payments receivable under direct-financing-type leasing arrangements as of December 31, 2004, were $1.4 million in 2005, $1.3 million in 2006, $1.3 million in 2007, $1.3 million in 2008, $1.3 million in 2009 and $8.8 million cumulatively for all periods after 2009. The net investment under direct financing leasing arrangements as of December 31, 2003 and 2004, were as follows (in thousands):

	December 31,
	2003	2004
Total minimum lease payments receivable	$17,699	$15,351
Less: Unearned income	8,469	7,245

Recorded net investment in direct financing leases	$9,230	$8,106

The net investment in direct financing leases were classified in the consolidated balance sheets as follows (in thousands):

	December 31,
	2003	2004
Classification of direct financing leases:
Current accounts receivable	$378	$423
Current deferred revenue	(225)	—
Noncurrent accounts receivable	9,077	7,683

Total	$9,230	$8,106

17. Long-Term Incentive Plan

In February 2001, our general partner adopted the Williams Energy Partners’ Long-Term Incentive Plan, which was amended and restated on February 3, 2003, on July 22, 2003, and on February 3, 2004, for employees who perform services for us and directors of our general partner. The Long-Term Incentive Plan consists of two components: phantom units and unit options. The Long-Term Incentive Plan permits the grant of awards covering an aggregate of 1.4 million common units. The Compensation Committee of our general partner’s Board of Directors administers the Long-Term Incentive Plan.

In April 2001, our general partner issued grants of 185,000 phantom units to certain key employees associated with our initial public offering in February 2001. These awards allowed for early vesting if established performance measures were met prior to February 9, 2004. We met all of these performance measures and all of the awards vested during 2002. We recognized compensation expense of $2.1 million associated with these awards in 2002.

In April 2001, our general partner granted 128,400 phantom units pursuant to the Long-Term Incentive Plan. With the change in control of our general partner in June 2003, these awards vested at their maximum award level, resulting in 256,800 unit awards. We recognized compensation expense associated with these awards of $1.5 million and $3.4 million during 2002 and 2003, respectively.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2002, our general partner granted 45,300 phantom units pursuant to the Long-Term Incentive Plan. With the change in control of our general partner in June 2003, these awards vested at their maximum award level, resulting in 90,600 unit awards. We recognized compensation expense associated with these awards of $0.2 million and $2.0 million during 2002 and 2003, respectively.

In February 2003, our general partner granted 105,650 phantom units pursuant to the Long-Term Incentive Plan. The actual number of units that will be awarded under this grant are based on certain performance metrics, which we determined at the end of 2003, and a personal performance component that will be determined at the end of 2005, with vesting to occur at that time. These units are subject to forfeiture if employment is terminated prior to the vesting date. These awards do not have an early vesting feature except under certain circumstances. During 2003, we increased the associated accrual to an expected payout of 190,542 units with further adjustments to the expected unit payouts during 2004 for employee terminations and retirements. Accordingly, we recorded incentive compensation expense of $1.7 million and $2.2 million associated with these phantom awards during 2003 and 2004, respectively. The value of the 185,978 phantom unit awards being accrued was $5.5 million at December 31, 2004.

Following the change in control of our general partner in June 2003 from Williams to MMH, the board of directors of our general partner made the following grants to certain employees who became dedicated to providing services to us:

•	In October 2003, our general partner granted 21,280 phantom units pursuant to the Long-Term Incentive Plan. Of these awards, 9,700 units vested on December 31, 2003, 940 units vested on July 31, 2004 and 9,700 units on December 31, 2004. The remaining 940 units will vest on July 31, 2005. There are no performance metrics associated with these awards and the payouts cannot exceed the face amount of the units awarded. These units are subject to forfeiture if employment is terminated prior to the vesting date. These awards do not have an early vesting feature except under certain circumstances. We recorded $0.3 million and $0.2 million of compensation expense associated with these awards during 2003 and 2004, respectively. The value of the 940 unvested awards at December 31, 2004 was less than $0.1 million.

•	On January 2, 2004, our general partner granted 21,712 phantom units pursuant to the Long-Term Incentive Plan. Of these awards, 10,866 units vested on July 31, 2004 and 10,846 units will vest on July 31, 2005. There are no performance metrics associated with these awards and the payouts cannot exceed the face amount of the units awarded. These units are subject to forfeiture if employment is terminated prior to the vesting date. These awards do not have an early vesting feature except under certain circumstances. We recorded $0.5 million of compensation expense associated with these awards during 2004. The value of the 10,846 unvested awards at December 31, 2004 was $0.3 million.

In February 2004, our general partner granted 159,024 phantom units pursuant to the Long-Term Incentive Plan. The actual number of units that will be awarded under this grant are based on the attainment of short-term and long-term performance metrics. The number of phantom units that could ultimately be issued under this award range from zero units up to a total of 318,048 units; however, the awards are also subject to personal and other performance components which could increase or decrease the number of units to be paid out by as much as 40%. The units will vest at the end of 2006. These units are subject to forfeiture if employment is terminated prior to the vesting date. These awards do not have an early vesting feature except under certain circumstances. During 2004 we increased our estimate of the number of units that will be awarded under this grant to 289,626 based on the expected attainment of the short-term performance metrics and the probability of attaining higher-than-standard on the long-term performance metrics and accordingly recognized $2.8 million of compensation expense during 2004. The value of the 289,626 unit awards on December 31, 2004 was $8.5 million.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our equity-based incentive compensation costs for 2002, 2003 and 2004 are summarized as follows (in thousands):

	2002	2003	2004
IPO awards	$2,051	$—	$—
2001 awards	1,472	3,373	—
2002 awards	185	1,955	—
2003 awards	—	1,740	2,232
October 2003 awards	—	309	199
January 2004 awards	—	—	500
2004 awards	—	—	2,809

Total	$3,708	$7,377	$5,740

18. Segment Disclosures

Our reportable segments are strategic business units that offer different products and services. The segments are managed separately because each segment requires different marketing strategies and business knowledge. Management evaluates performance based upon segment operating margin, which includes revenues from affiliates and external customers, operating expenses, environmental expenses, environmental reimbursements, product purchases and equity earnings.

On June 17, 2003, Williams sold its interest in us to MMH. Prior to June 17, 2003, affiliate revenues from Williams were accounted for as if the sales were to unaffiliated third parties. Also, prior to June 17, 2003, affiliate G&A costs, other than equity-based incentive compensation, were based on the expense limitations provided for in the omnibus agreement and were allocated to the business segments based on their proportional percentage of revenues. After June 17, 2003, affiliate G&A costs have generally been allocated to the business segments based on a three-factor formula, which considers total salaries, property, plant and equipment and total revenues less product purchases.

The non-generally accepted accounting principle measure of operating margin (in the aggregate and by segment) is presented in the following tables. The components of operating margin are computed by using amounts that are determined in accordance with GAAP. A reconciliation of operating margin to operating profit, which is its nearest comparable GAAP financial measure, is included in the tables below. Management believes that investors benefit from having access to the same financial measures they use to evaluate performance. Operating margin is an important performance measure of the economic performance of our core operations. This measure forms the basis of our internal financial reporting and is used by management in deciding how to allocate capital resources between segments. Operating profit, alternatively, includes expense items, such as depreciation and amortization and G&A costs, that management does not consider when evaluating the core profitability of an operation.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Twelve Months Ended December 31, 2002
	Petroleum Products Pipeline System	Petroleum Products Terminals	Ammonia Pipeline System	Total
	(in thousands)
Transportation revenues:
Third party	$239,327	$78,083	$13,135	$330,545
Affiliate	33,195	—	—	33,195
Product sales revenues:
Third party	43,979	1,360	—	45,339
Affiliate	25,188	—	—	25,188
Affiliate management fee revenues	210	—	—	210

Total revenues	341,899	79,443	13,135	434,477
Operating expenses	112,346	35,619	4,867	152,832
Environmental	17,514	(788)	88	16,814
Environmental reimbursements	(15,176)	768	(92)	(14,500)
Product purchases	63,982	—	—	63,982

Operating margin	163,233	43,844	8,272	215,349
Depreciation and amortization	22,992	11,447	657	35,096
Affiliate G&A expenses	32,779	8,921	1,482	43,182

Segment profit	$107,462	$23,476	$6,133	$137,071

Segment assets	$647,771	$346,221	$37,646	$1,031,638
Corporate assets				88,721

Total assets				$1,120,359

Goodwill	—	22,295	—	22,295
Additions to long-lived assets	16,013	20,792	443	37,248

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31, 2003
	Petroleum Products Pipeline System	Petroleum Products Terminals	Ammonia Pipeline System	Intersegment Eliminations	Total
	(in thousands)
Transportation revenues:
Third party	$268,245	$78,873	$12,608	$—	$359,726
Affiliate	13,122	—	—	—	13,122
Product sales revenues:
Third party	106,843	4,679	—	—	111,522
Affiliate	790	—	—	—	790

Total revenues	389,000	83,552	12,608	—	485,160
Operating expenses	126,246	34,677	4,562	(873)	164,612
Environmental	13,256	389	444	—	14,089
Environmental reimbursements	(10,967)	(359)	(492)	—	(11,818)
Product purchases	97,971	1,936	—	—	99,907

Operating margin	162,494	46,909	8,094	873	218,370
Depreciation and amortization	22,320	11,804	1,084	873	36,081
Affiliate G&A expenses	39,214	15,179	2,453	—	56,846

Segment profit	$100,960	$19,926	$4,557	$—	$125,443

Segment assets	$670,229	$359,927	$28,936	$—	$1,059,092
Corporate assets					135,532

Total assets					$1,194,624

Goodwill	—	22,057	—	—	22,057
Additions to long-lived assets	12,698	12,383	315	—	25,396

During 2003, we recorded a $5.5 million liability for paid-time off benefits associated with the employees supporting us. These costs, charged to 2003 operating and affiliate G&A expenses, resulted from MMH’s acquisition of us and our subsequent commitment to reimburse MMH for employee-related liabilities. These costs were charged to our business segments as follows (in millions):

	Petroleum Products Pipeline System	Petroleum Products Terminals	Ammonia Pipeline System	Total
Operating expense	$2.6	$0.8	$—	$3.4
Affiliate G&A expense	1.5	0.5	0.1	2.1

Total	$4.1	$1.3	$0.1	$5.5

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Also, as a result of Williams’ sale of its ownership interests in us to MMH, we were responsible for $5.9 million of costs to separate from Williams. Of these costs, $3.7 million was charged to affiliate G&A expense and was allocated to the business units as follows: $2.7 million to petroleum products pipeline, $0.9 million to petroleum products terminals and $0.1 million to the ammonia pipeline system.

	Year Ended December 31, 2004
	Petroleum Products Pipeline System	Petroleum Products Terminals	Ammonia Pipeline System	Intersegment Eliminations	Total
	(in thousands)
Transportation revenues	$312,335	$91,302	$13,922	$(1,151)	$416,408
Product sales revenues	267,659	10,819	—	—	278,478
Affiliate management fee revenue	488	—	—	—	488

Total revenues	580,482	102,121	13,922	(1,151)	695,374
Operating expenses	138,957	36,864	5,300	(4,180)	176,941
Environmental	38,744	3,039	2,206	—	43,989
Environmental reimbursements	(37,647)	(2,839)	(912)	—	(41,398)
Product purchases	249,189	6,535	—	—	255,724
Equity earnings	(1,602)	—	—	—	(1,602)

Operating margin	192,841	58,522	7,328	3,029	261,720
Depreciation and amortization	24,970	13,375	471	3,029	41,845
Affiliate G&A expenses	38,335	13,781	2,350	—	54,466

Segment profit	$129,536	$31,366	$4,507	$—	$165,409

Segment assets	$1,246,083	$398,220	$24,590		$1,668,893
Corporate assets					148,939

Total assets					$1,817,832

Goodwill	—	22,007	—	—	22,007
Additions to long-lived assets	547,868	53,659	521	—	602,048

In October 2004, we acquired certain assets from Shell (see Note 6—Acquisitions), which significantly affected all of the revenue and expense categories above for the petroleum products pipeline system during the fourth quarter of 2004.

19. Commitments and Contingencies

Prior to May 27, 2004, we had three separate indemnification agreements with Williams. These three agreements are described below:

IPO Indemnity Agreement—Williams and certain of its affiliates indemnified us for covered environmental losses up to $15.0 million related to assets operated by us at the time of our initial public offering date (February 9, 2001) that became known by August 9, 2004 and that exceed amounts recovered or recoverable under our contractual indemnities from third persons or under any applicable insurance policies. We refer to this indemnity as the “IPO Indemnity”. Covered environmental losses included those non-contingent terminal and ammonia system environmental losses, costs, damages and expenses suffered or incurred by us arising from correction of violations or performance of remediation required by environmental laws in effect at February 9, 2001, due to events and conditions associated with the operation of the assets and occurring before February 9, 2001. In addition, Williams and certain of its affiliates indemnified us for right-of-way defects or failures in the ammonia pipeline easements for 15 years after February 9, 2001. Williams and certain of its affiliates also indemnified us for right-of-way defects or failures associated with the marine facilities at Galena Park and Corpus Christi, Texas and Marrero, Louisiana for 15 years after February 9, 2001.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Magellan Pipeline Indemnity Agreement—In conjunction with the acquisition of Magellan Pipeline in April 2002, Williams agreed to indemnify us for any breaches of representations or warranties, environmental liabilities and failures to comply with environmental laws. Williams’ liability under this indemnity was capped at $125.0 million. We refer to this indemnity as the “Magellan Pipeline Indemnity”. In addition to environmental liabilities, this indemnity included matters relating to employees and employee benefits and real property, including asset titles. Also, this indemnity provided that we were indemnified for an unlimited amount of losses and damages related to tax liabilities. The environmental liability indemnity included any losses and damages related to environmental liabilities caused by events that occurred prior to the acquisition. Covered environmental losses include those losses arising from the correction of violations of, or performance of remediation required by, environmental laws in effect at April 11, 2002.

Acquisition Indemnity Agreement—In addition to these two agreements, the purchase and sale agreement (“June 2003 Agreement”) entered into in connection with MMH’s acquisition of Williams’ partnership interest in us provided us with two additional indemnities related to environmental liabilities, which we collectively refer to as the “Acquisition Indemnity”.

First, MMH assumed Williams’ obligations to indemnify us for $21.9 million of known environmental liabilities.

Second, in the June 2003 Agreement, Williams agreed to indemnify us for certain environmental liabilities arising prior to June 17, 2003 related to all of our facilities to the extent not already indemnified under the IPO Indemnity and Magellan Pipeline Indemnity agreements described above. This additional indemnification included those liabilities related to the petroleum products terminals and the ammonia pipeline system arising after the initial public offering (February 9, 2001) through June 17, 2003 and those liabilities related to Magellan Pipeline arising after our acquisition of it on April 11, 2002 through June 17, 2003. This indemnification covered environmental as well as other liabilities.

Indemnification Settlement—In May 2004, our general partner entered into an agreement with Williams under which Williams agreed to pay us $117.5 million to release Williams from the environmental indemnifications and certain other indemnifications described under the IPO Indemnity, Magellan Pipeline Indemnity and Acquisition Indemnity agreements described above. We received $35.0 million from Williams on July 1, 2004 and expect to receive installment payments from Williams of $27.5 million, $20.0 million and $35.0 million on July 1, 2005, 2006 and 2007, respectively. The $35.0 million amount received in July 2004 was recorded as a reduction to our receivable with Williams. Following this payment, our receivable balance with Williams, which remained unchanged through December 31, 2004, was $10.1 million. When the $27.5 million payment from Williams is received in July 2005, we will record $10.1 million as a reduction in our receivable balance with Williams with the remaining $17.4 million recorded as a capital contribution from our general partner. The final two installment payments from Williams will be recorded as capital contributions from our general partner when the cash amounts have been received from Williams.

While the settlement agreement releases Williams from its environmental and certain other indemnifications, certain indemnifications remain in effect. These remaining indemnifications cover:

•	Issues involving employee benefits matters;

•	Issues involving rights of way, easements, and real property, including asset titles; and

•	Unlimited losses and damages related to tax liabilities.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Environmental Liabilities—Estimated liabilities for environmental costs were $26.8 million and $60.8 million at December 31, 2003 and 2004, respectively. These estimates are provided on an undiscounted basis and have been classified as current or non-current based on management’s estimates regarding the timing of actual payments. Management estimates that expenditures associated with these environmental remediation liabilities will be paid over the next ten years. As of December 31, 2004, known liabilities that would have been covered by the three indemnity agreements discussed above were $40.8 million.

Environmental Receivables—As part of its negotiations with Williams for the June 2003 acquisition of Williams’ interest in us, MMH assumed Williams’ obligations for $21.9 million of environmental liabilities and we recorded a receivable from MMH for this amount. To the extent the environmental and other Williams indemnity claims against MMH are less than $21.9 million, MMH will pay to Williams the remaining difference between $21.9 million and the indemnity claims paid by MMH. Environmental receivables from MMH at December 31, 2003 and 2004 were $19.0 million and $11.5 million, respectively. Environmental receivables from insurance carriers were $3.1 million and $7.4 million at December 31, 2003 and 2004, respectively. We invoice MMH and third-party insurance companies for reimbursement as environmental remediation work is performed. Receivables from Williams or its affiliates associated with indemnified environmental costs were $7.8 million at December 31, 2003.

Other Indemnifications—In conjunction with the 1999 acquisition of the Gulf Coast marine terminals from Amerada Hess Corporation (“Hess”), Hess represented that it had disclosed to us all suits, actions, claims, arbitrations, administrative, governmental investigation or other legal proceedings pending or threatened, against or related to the assets we acquired, which arise under environmental law. Our agreement with Hess provided that in the event that any pre-acquisition releases of hazardous substances at the Corpus Christi and Galena Park, Texas and Marrero, Louisiana marine terminal facilities were unknown at closing but subsequently identified by us prior to July 30, 2004, we would be liable for the first $2.5 million of environmental liabilities, Hess would be liable for the next $12.5 million of losses and we would assume responsibility for any losses in excess of $15.0 million. Also, Hess agreed to indemnify us through July 30, 2014 against all known and required environmental remediation costs at the Corpus Christi and Galena Park, Texas marine terminal facilities from any matters related to pre-acquisition actions. Hess has further indemnified us for certain pre-acquisition fines and claims that may be imposed or asserted against us under certain environmental laws. We have filed claims with Hess associated with their indemnifications to us totaling $1.9 million. Our claims stated that remediation expenditures beyond our initial $1.9 million claim may be necessary and that our claims would be increased for any expenditures required beyond this amount. We are currently in the process of negotiating a settlement of these claims with Hess.

EPA Issue—In July 2001, the EPA, pursuant to Section 308 of the Clean Water Act (the “Act”) served an information request to Williams based on a preliminary determination that Williams may have systematic problems with petroleum discharges from pipeline operations. That inquiry primarily focused on Magellan Pipeline. The response to the EPA’s information request was submitted during November 2001. In March 2004, we received an additional information request from the EPA and notice from the U.S. Department of Justice (“DOJ”) that the EPA had requested the DOJ to initiate a lawsuit alleging violations of Section 311(b) of the Act in regards to 32 releases. The DOJ stated that the maximum statutory penalty for the releases was in excess of $22.0 million, which assumes that all releases are violations of the Act and that the EPA would impose the maximum penalty. The EPA further indicated that some of those spills may have also violated the Spill Prevention Control and Countermeasure requirements of Section 311(j) of the Act and that additional penalties may be assessed. In addition, we may incur additional costs associated with these spills if the EPA were to successfully seek and obtain injunctive relief. We have verbally agreed to a response schedule for the 32 releases and have submitted a response in accordance to that schedule. We have met with the EPA and the DOJ and anticipate negotiating a final settlement with both agencies by the end of 2005. We have evaluated this issue and have accrued an amount based on our best estimates that is less than $22.0 million. This liability was covered under the environmental indemnification settlement with Williams in May 2004.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Shawnee, Kansas Spill—During the fourth quarter of 2003, we experienced a line break and product spill on our petroleum products pipeline near Shawnee, Kansas. As of December 31, 2004, we estimated the total costs associated with this spill to be $10.1 million. We have spent $8.4 million on remediation at this site, leaving a remaining liability on our balance sheet at December 31, 2004 of $1.7 million. At December 31, 2004, we had recorded a receivable from our insurance carrier of $7.4 million related to this spill.

Other—We are a party to various other claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the ultimate resolution of all claims, legal actions and complaints after consideration of amounts accrued, insurance coverage or other indemnification arrangements will not have a material adverse effect upon our future financial position, results of operations or cash flows.

20. Quarterly Financial Data (unaudited)

Summarized quarterly financial data is as follows (in thousands, except per unit amounts).

2003	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenues	$119,715	$107,925	$122,176	$135,344
Operating margin	57,927	53,460	54,643	52,340
Total costs and expenses	81,605	79,833	90,329	107,950
Net income	29,058	18,859	22,271	17,981
Basic net income per limited partner unit	0.50	0.38	0.42	0.37
Diluted net income per limited partner unit	0.49	0.38	0.42	0.37

2004
Revenues	$133,144	$142,220	$158,500	$261,510
Operating margin	56,975	66,861	62,628	75,256
Total costs and expenses	98,698	98,836	119,986	214,047
Net income	25,815	18,457	30,603	35,328
Basic net income per limited partner unit	0.44	0.31	0.48	0.48
Diluted net income per limited partner unit	0.44	0.31	0.48	0.48

First-quarter 2003 results were favorably impacted by a $3.0 million contract settlement. Second-quarter 2003 results included the impact of costs associated with the change in our general partner which included: (i) paid-time off accruals of $4.9 million, early vesting of equity-based incentive compensation awards of $2.9 million and transition costs of $0.6 million. Third-quarter 2003 results included $1.4 million of transition costs. Fourth quarter 2003 results included $1.8 million of pipeline remediation costs associated with a product spill, $2.3 million of transition costs and $1.6 million of asset write-offs. Third and fourth quarter results were impacted by our petroleum products management operation acquisition in July 2003.

All 2004 quarters were impacted by the results from our acquisition of 14 terminals in January 2004 and our equity investment in Osage Pipeline in March 2004. Second-quarter 2004 results were impacted by $16.7 million of refinancing costs, which included $12.7 million of debt prepayment premiums associated with the early extinguishment of a portion of our previously outstanding Magellan Pipeline Series A senior notes, a $5.0 million write-off of unamortized debt placement costs associated with the retired debt and a $1.0 million gain on an interest rate hedge related to the debt refinancing. Fourth-quarter 2004 results were impacted by our acquisition of certain assets from Shell (see Note 6—Acquisitions). Fourth-quarter 2004 results were also impacted by the interest costs associated with $250.0 million of additional debt incurred to help finance the assets acquired from Shell.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21. Fair Value of Financial Instruments

We used the following methods and assumptions in estimating our fair value disclosure for financial instruments:

Cash and cash equivalents and restricted cash: The carrying amounts reported in the balance sheet approximate fair value due to the short-term maturity or variable rates of these instruments.

Marketable securities: The carrying amounts reported in the balance sheet approximate fair value due to the variable rates of these instruments.

Long-term affiliate receivables: Fair value is determined by discounting estimated cash flows at our incremental borrowing rates.

Long-term receivables: Generally, fair value is determined by discounting estimated future cash flows by the rates inherent in the long-term instruments plus/minus the change in the risk-free rate since inception of the instrument.

Long-term debt: For 2003, the carrying amount of our variable-rate debt approximates fair value. For 2003, the fair value of our fixed-rate debt was determined by discounting estimated future cash flows using our incremental borrowing rate. For 2004, the fair value of traded notes was based on the prices of those notes at December 31, 2004. The fair value of our private placement debt was determined by discounting estimated future cash flows using our incremental borrowing rate.

Interest rate swaps: Fair value is determined based on forward market prices and approximates the net gains and losses that would have been realized if the contracts had been settled at year-end.

The following table reflects the carrying amounts and fair values of our financial instruments as of December 31, 2003 and 2004 (in thousands):

	December 31, 2003		December 31, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$111,357	$111,357	$29,833	$29,833
Restricted cash	8,223	8,223	5,847	5,847
Marketable securities	—	—	87,802	87,802
Long-term affiliate receivables	13,472	11,408	4,599	4,035
Long-term receivables	9,077	8,032	8,070	7,159
Debt	570,000	577,510	802,000	845,248
Interest rate swaps	—	—	3,459	3,459

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

22. Distributions

We paid the following distributions during 2002, 2003 and 2004 (in thousands, except per unit amounts):

Date Cash Distribution Paid	Per Unit Cash Distribution Amount	Common Units	Subordinated Units	Class B Common Units	General Partner	Total Cash Distribution
02/14/02	$0.2950	$3,351	$3,351	$—	$159	$6,861
05/15/02	0.3063	3,479	3,479	—	204	7,162
08/14/02	0.3375	9,234	3,834	5,286	868	19,222
11/14/02	0.3500	9,576	3,978	5,482	1,092	20,128

Total	$1.2888	$25,640	$14,642	$10,768	$2,323	$53,373

02/14/03	$0.3625	$9,918	$4,118	$5,677	$1,321	$21,034
05/15/03	0.3750	10,260	4,260	5,873	1,548	21,941
08/14/03	0.3900	10,670	4,430	6,108	1,820	23,028
11/14/03	0.4050	11,081	4,601	6,343	2,499	24,524

Total	$1.5325	$41,929	$17,409	$24,001	$7,188	$90,527

02/13/04	$0.4150	$18,020	$4,714	$—	$3,066	$25,800
05/14/04	0.4250	19,661	3,621	—	3,613	26,895
08/13/04	0.4350	20,994	3,706	—	4,313	29,013
11/12/04	0.4450	25,739	3,791	—	5,705	35,235

Total	$1.7200	$84,414	$15,832	$—	$16,697	$116,943

On February 14, 2005, we paid cash distributions of $0.45625 per unit on our outstanding common and subordinated units to unitholders of record at the close of business on February 8, 2005. The total distribution, including distributions paid to our general partner on its equivalent units, was $35.5 million. In connection with the October 2004 acquisition of assets from Shell, our partnership agreement was amended to reduce the incentive cash distribution paid to our general partner by $5.0 million for 2005. Accordingly, we reduced the cash distribution paid to our general partner on February 14, 2005, by $1.25 million.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

23. Net Income Per Unit

The following table provides details of the basic and diluted net income per unit computations (in thousands, except per unit amounts):

	For The Year Ended December 31, 2002
	Income (Numerator)	Units (Denominator)	Per Unit Amount
Limited partners’ interest in income	$80,713
Basic net income per limited partner unit	$80,713	43,822	$1.84
Effect of dilutive restrictive unit grants	—	114	—

Diluted net income per limited partner unit	$80,713	43,936	$1.84

	For The Year Ended December 31, 2003
	Income (Numerator)	Units (Denominator)	Per Unit Amount
Limited partners’ interest in income	$90,191
Basic net income per limited partner unit	$90,191	54,390	$1.66
Effect of dilutive restrictive unit grants	—	80	—

Diluted net income per limited partner unit	$90,191	54,470	$1.66

	For The Year Ended December 31, 2004
	Income (Numerator)	Units (Denominator)	Per Unit Amount
Limited partners’ interest in income	$101,140
Basic net income per limited partner unit	$101,140	58,716	$1.72
Effect of dilutive restrictive unit grants	—	128	—

Diluted net income per limited partner unit	$101,140	58,844	$1.72

Units reported as dilutive securities are related to restricted unit grants associated with unvested awards (see Note 17—Long-Term Incentive Plan).

24. Partners’ Capital

Of the 57,841,082 common units outstanding at December 31, 2004, the public held 52,370,000, with the remaining 5,471,082 held by affiliates of ours. All of the 8,519,542 subordinated units were held by affiliates of ours.

During the subordination period, we can issue up to 5,679,694 additional common units without obtaining unitholder approval. In December 2003 we issued 400,000 units, which reduced the number of additional common units we can issue without unitholder approval to 5,279,694. Additionally, in May 2004 we issued 2.0 million units to the public, of which 438,000 were applicable to previous investments with the remaining 1,562,000 units used to complete our refinancing plan. The units used for the refinancing plan reduced the number of additional common units we can issue without unitholder approval to 3,717,694. Our general partner can issue an unlimited number of parity common units as follows:

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	upon conversion of the subordinated units;

•	under employee benefit plans;

•	upon conversion of the general partner interest and incentive distribution rights as a result of a withdrawal of our general partner;

•	in the event of a combination or subdivision of common units;

•	in connection with an acquisition or a capital improvement that increases cash flow from operations per unit on a pro forma basis; or

•	if the proceeds of the issuance are used exclusively to repay up to $40.0 million of our indebtedness.

The subordination period will end when we meet certain financial tests provided for in our partnership agreement but it generally cannot end before December 31, 2005.

The limited partners holding our common units have the following rights, among others:

•	right to receive distributions of our available cash within 45 days after the end of each quarter;

•	right to elect the board members of our general partner;

•	right to remove Magellan GP, LLC as our general partner upon a 66.7% majority vote of outstanding unitholders;

•	right to transfer common unit ownership to substitute limited partners;

•	right to receive an annual report, containing audited financial statements and a report on those financial statements by our independent public accountants within 120 days after the close of the fiscal year end;

•	right to receive information reasonably required for tax reporting purposes within 90 days after the close of the calendar year;

•	right to vote according to the limited partners’ percentage interest in us on any meeting that may be called by our general partner; and

•	right to inspect our books and records at the unitholders’ own expense.

Net income is allocated to our general partner and limited partners based on their proportionate share of cash distributions for the period. Cash distributions to our general partner and limited partners are made based on the following table:

	Percentage of Distributions
Quarterly Distribution Amount (per unit)	Limited Partners	General Partner
Up to $0.289	98	2
Above $0.289 up to $0.328	85	15
Above $0.328 up to $0.394	75	25
Above $0.394	50	50

MAGELLAN MIDSTREAM PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the event of liquidation, all property and cash in excess of that required to discharge all liabilities will be distributed to the partners in proportion to the positive balances in their respective tax-basis capital accounts. The limited partners’ liability is generally limited to their investment.

25. Subsequent Events

On January 4, 2005, MMH sold 5,471,082 common units representing limited partner interests in us in a privately negotiated transaction. Also during February 2005, MMH sold an additional 450,288 common units representing limited partner interests in us in another privately negotiated transaction. Following these sales, MMH’s ownership interest in us, including their general partner interest, decreased from 23% to 14%.

On February 8, 2005, one day after our quarterly cash distribution record date, 2,839,846 of the subordinated units owned by MMH converted to common units as provided in our partnership agreement.

On February 14, 2005, we paid cash distributions of $0.45625 per unit on our outstanding common and subordinated units to unitholders of record at the close of business on February 8, 2005. The total distribution, including distributions paid to our general partner on its equivalent units, was $35.5 million. In connection with the October 2004 acquisition of assets from Shell, our partnership agreement was amended to reduce the incentive cash distribution paid to our general partner by $5.0 million for 2005. Accordingly, we reduced the cash distribution paid to our general partner on February 14, 2005, by $1.25 million.

In February 2005, our general partner granted 159,940 phantom units pursuant to the Long-Term Incentive Plan.

26. Other Matters

On April 12, 2005, holders of record at the close of business on April 5, 2005, received one additional limited partner unit for each limited partner unit owned on that date. All references to the number of units, per unit amounts and earnings per unit contained in this document reflect the unit split, unless otherwise indicated.

On April 11, 2005 MMH entered into an agreement to sell 5,679,696 subordinated units representing limited partner interest in us directly to five purchasers in a privately negotiated transaction. The sale is expected to close on April 13, 2005. Following this sale, MMH’s ownership interest in us, including their general partner interest, decreased from 14% to 6%. Upon consummation of this sale, we believe that more than 50% of the total interests in our capital and profits will have been sold or exchanged over the past 12-month period due to the trading activity of our limited partner units. Because of this, we will be considered to have been terminated and immediately reconstituted as a partnership for federal income tax purposes. Among other things, a termination will cause a significant reduction in the amount of depreciation deductions allocable to unitholders in 2005. As a result, we estimate that unitholders will be allocated an increased amount of federal taxable income for the 2005 tax year as a percentage of cash distributed to the unitholders with respect to that period.